UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
(Amendment No. )

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TRANSDIGM GROUP INC.

2026

Notice of Annual Meeting of Stockholders

AND PROXY STATEMENT

Message from Our CEO

Dear Fellow Stockholders,
It is a privilege to write to you ahead of my first Annual Meeting as TransDigm’s Chief Executive Officer (“CEO”). On behalf of our Board of Directors, I want to thank you for your continued investment in TransDigm. We value your support as we continue to seek long-term, “private equity-like” returns through acquiring, owning, and operating proprietary aerospace businesses with significant aftermarket content. Our continued execution of our value-based operating methodology enabled us to deliver strong financial results in FY 2025.

2025 Business Performance
We continued to achieve steady, long-term growth in sales and improvements in operating performance in FY 2025, setting a solid foundation for FY 2026. In FY 2025, we generated net sales of $8.8 billion and EBITDA As Defined of $4.8 billion, representing 11% and 14% growth, respectively. Additionally, during our FY 2025 and continuing into early October 2025, we deployed approximately $0.9 billion of capital, as we acquired two proprietary aerospace businesses - Servotronics and Simmonds Precision Products.
In addition to deploying capital for accretive acquisitions in FY 2025, we returned significant value to our stockholders through two special dividends - $75.00 per share in October 2024 and $90.00 per share in September 2025 - for a total of approximately $9.6 billion. We also allocated capital for $500 million of share repurchases throughout FY 2025. We are continuously assessing our capital allocation opportunities, and we were very pleased to return this capital to our shareholders.
Strategic Leadership Transitions
I assumed the role of President and CEO on October 1, 2025, succeeding Kevin Stein and marking a key milestone in our leadership evolution. This was a thoughtful and well-planned succession, and Kevin and I have worked closely to ensure a smooth transition for our stakeholders. He will remain an advisor to TransDigm to aide in any transition topics through fiscal 2027. Kevin served TransDigm with dedication for more than a decade, and I want to thank him on behalf of the whole company for his vision and steady stewardship.
In further bolstering our operational leadership and in alignment with our robust succession planning, we appointed Patrick Murphy as Co-Chief Operating Officer in August 2025. Patrick brings deep operational expertise, having most recently served as a TransDigm Executive Vice President with direct oversight of several operating units. Patrick now works alongside Joel Reiss, TransDigm’s other Co-Chief Operating Officer, to drive value creation across our operating units.
An Engaged and Fit-for-Purpose Board
Our Board has also seen several transitions in the past year. In October 2025, I joined the Board of Directors in connection with my promotion to CEO. The Board also appointed Pete Palmer, a former TransDigm Executive Vice President, as a Director. Pete’s appointment strengthens the Board’s operational expertise and institutional knowledge of TransDigm’s operations. I am happy to welcome Pete to the TransDigm Board and look forward to working with him again in our new roles.
As we embark on FY 2026, our priorities remain clear: drive operational excellence, thoughtfully allocate capital, and deepen value creation in every area of our business. We remain committed to our operating methodology, key value drivers, effective cost management, and disciplined acquisition strategy. I remain confident in our strategy, our people, and our long-term mission. On behalf of the management team, I thank you for your continued trust and support and look forward to working together to continue creating value for our stockholders in FY 2026.
Sincerely,
Michael J. Lisman
President and Chief Executive Officer

Message from the Lead Independent Director

Dear Fellow Stockholders,
This past year has been both productive and transformative for the Board. We oversaw the deployment of significant capital, including two acquisitions; important leadership transitions, most notably within our CEO role; and several changes to the composition of the Board itself.
Following a thoughtful succession process, the Board announced in May 2025 that Mike Lisman, our co–Chief Operating Officer, would succeed Kevin Stein as CEO at the end of fiscal year 2025. Following the transition on October 1, 2025, Kevin remains in an advisory role, through fiscal 2027, to support a seamless transition. The Board is deeply grateful for Kevin’s leadership and longstanding service to TransDigm, and we look forward to working closely with Mike as he leads the organization into its next chapter.

We also oversaw meaningful Board changes this year. In July 2025, Jorge Valladares resigned from the Board due to new professional obligations at another organization. We appreciate Jorge’s contributions and the valuable industry and operational expertise he brought to the Board. In October 2025, we welcomed two new directors: Mike Lisman, who joined the Board in connection with his promotion to CEO, and Pete Palmer, a former TransDigm Executive Vice President. Pete brings significant industry, operational, leadership, and M&A experience—capabilities that will enhance the Board’s oversight and accountability of vital operational priorities.
Throughout this year, we continued our regular engagement with shareholders, discussing topics such as corporate strategy, governance practices, Board composition, and executive compensation. On behalf of the entire Board, thank you for your perspectives and thoughtful feedback. We deeply value your engagement and remain committed to strengthening the dialogue between the Board and our stockholders.
It has been a rewarding year for me as Lead Independent Director and an exciting period for TransDigm as we maintain our focus on operational excellence and disciplined, strategic growth. I look forward to continuing this progress together.
Thank you for choosing to invest in TransDigm.
Sincerely,
Robert J. Small
Lead Independent Director

Special Note Regarding Forward-Looking Statements
These proxy materials contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended.
These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; supply chain constraints; increases in raw material costs, taxes and labor costs that cannot be recovered in product pricing; failure to complete or successfully integrate acquisitions; our indebtedness; current and future geopolitical or other worldwide events, including, without limitation, wars or conflicts and public health crises; cybersecurity threats; risks related to the transition or physical impacts of climate change and other natural disasters or meeting regulatory requirements; our reliance on certain customers; the United States defense budget and risks associated with being a government supplier including government audits and investigations; failure to maintain government or industry approvals; risks related to changes in laws and regulations, including increases in compliance costs and potential changes in trade policies and tariffs; potential environmental liabilities; liabilities arising in connection with litigation; risks and costs associated with our international sales and operations; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s most recent Annual Report on Form 10-K (“2025 Form 10-K”) and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission (“SEC”). Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this proxy statement.

Notice of the Annual Meeting
of Stockholders to be held March 5, 2026
Notice is hereby given that the annual meeting of stockholders (“annual meeting”) of TransDigm Group Incorporated, a Delaware corporation, will be held at 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115, on Thursday, March 5, 2026, at 9:00 a.m., Eastern time, for the following purposes:

1	To elect ten director nominees to our Board of Directors;
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2026;
3	To approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”); and
4	To transact such other business as may properly come before the annual meeting.
Only stockholders of record at the close of business on January 9, 2026 will be entitled to notice of and to vote at the annual meeting or any adjournment of the annual meeting.
Your vote is important. Whether or not you plan to attend the annual meeting, please vote on the internet, by phone, or by completing and returning the enclosed proxy card.
By order of the Board of Directors,

Armani Vadiee
General Counsel, Chief Compliance Officer & Secretary
January 23, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 5, 2026.
The Proxy Statement and Proxy Card are available at http://www.transdigm.com/investor-relations/annual-proxy

Table of Contents

Message from our CEO
Message from the Lead Independent Director

Proxy Summary	1
Corporate Governance	6
Board Leadership Structure	6
Corporate Governance Policies and Practices	10
Responsible Stewardship & Role of the Board of Directors	10
Board Oversight of Risk Management	11
Annual Board and Committee Self-Evaluations	12
Code of Ethics	12
Transactions with Related Persons	13
Stockholder Engagement	13
Communications with the Board	17
Proposal 1 – Election of Ten Director Nominees to our Board of Directors	18
Director Candidates	19
Director Skills	19
Director Nominees for Election	21
Fiscal 2025 Director Compensation	26
Beneficial Ownership of Equity Securities of TransDigm	28
Other Named Executive Officers	29
Executive Compensation	30
Compensation Discussion and Analysis	30
2025 Compensation Program Modifications	34
2025 NEO Compensation	38
Stockholder Engagement Summary	49
Fiscal 2025 Summary Compensation Table	53
Fiscal 2025 Grants of Plan Based Awards	54
Outstanding Equity Awards at 2025 Fiscal Year-End	55
Option Exercises and Stock Vested in Fiscal 2025	56
Potential Payments Upon Termination or Change in Control as of September 30, 2025	56
CEO Pay Ratio	60
Pay Versus Performance	60
Audit Committee Report	64
Proposal 2 – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2026	65
Proposal 3 – Approval, on an Advisory Basis, of the Compensation of our NEOs	67
Other Matters	68
Other Information	69
Security Ownership of Certain Beneficial Holders	69
General Information Regarding the 2026 Annual Meeting of Stockholders	70
Delinquent Section 16(a) Reports	73
Stockholder Proposals for the 2027 Annual Meeting	74
Appendix A	A-1

Proxy Summary
2026 Annual Meeting of Stockholders
This summary highlights the proposals to be acted upon at the annual meeting of stockholders (“annual meeting”), as well as selected executive compensation and corporate governance information described in more detail in this proxy statement.
Annual Meeting Details

Date & Time Thursday, March 5, 2026 9:00 a.m., Eastern time	Location 1350 Euclid Avenue, Suite 1600 Cleveland, Ohio 44115	Record Date January 9, 2026
Only stockholders of record as of the close of business on the record date are entitled to vote at the annual meeting. Proxy materials are first being sent or made available to stockholders on January 23, 2026.

Proposals		Recommendation of the Board	Page #

1	Election of ten director nominees to our Board of Directors	FOR each of the nominees	18
2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2026	FOR	65
3	Approval, on an advisory basis, of the compensation of our NEOs (“Say-on-Pay”)	FOR	67
Ways to Vote
For more detailed information, see the section entitled “How Can I Vote My Shares?” on page 72.

Online You may vote online prior to the annual meeting by visiting www.proxyvote.com	By Phone You may vote by calling 1-800-690-6903 and, entering your control number found in your Notice of Internet Availability of Proxy Materials	By Mail If you requested printed copies of the proxy materials, you may vote by mail	In Person You may also vote in person at the annual meeting

TransDigm Group Incorporated	2026 Proxy Statement 1

Proxy Summary
2025 Business Highlights

Net Sales Up 11% $8,831 Million, Up 11% from FY 2024 ($7,940M)	Net Income from Continuing Operations Up 21% $2,074 Million, Up 21% from FY 2024 ($1,715M)	GAAP Earnings Per Share Up 25% $32.08 Per Share, Up 25% from FY 2024 ($25.62 per share)

EBITDA As Defined (1) Up 14% $4,760 Million, Up 14% from FY 2024 ($4,173M)	Adjusted Net Income (1) Up 10% $2,171 Million, Up 10% from FY 2024 ($1,966M)	Adjusted Earnings Per Share (1)(2) Up 10% $37.33 Per Share, Up 10% from FY 2024 ($33.99 per share)

(1)EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income, and Adjusted Earnings Per Share are all non-GAAP financial measures. See Appendix A for reconciliations of income from continuing operations to EBITDA, EBITDA As Defined, and Adjusted Net Income.
(2)Adjusted Earnings Per Share is calculated by taking TransDigm’s Adjusted Net Income and dividing it by the Total Outstanding Shares for Basic and Diluted Earnings Per Share. Total Outstanding Shares for Basic and Diluted Earnings Per Share are disclosed in Appendix A.

We delivered record results in FY 2025. TransDigm’s growth in net sales and improvements in operating performance are driven by our competitive strengths and through execution of our value-driven operating strategy. Management’s consistent application of this approach resulted in the following improvements over FY 2024 performance:
•11% increase in net sales to $8,831 million
•21% increase in net income from continuing operations to $2,074 million
•25% increase in earnings per share from continuing operations of $32.08
•14% increase in EBITDA As Defined of $4,760 million
•Increased EBITDA As Defined margin to 53.9%, compared to 52.6% in FY 2024
•Stockholder distributions of $75.00 per share special dividend in October 2024 and $90.00 per share special dividend in September 2025 which equates to approximately $9.6 billion in returned capital to our stockholders
•FY 2025 share repurchases that aggregate to 401,036 shares of common stock at an average price of $1,247 for a total amount of $500 million
•Strong operating cash flow generation of $2.0 billion and ending FY 2025 with a cash balance of $2.8 billion
•Successfully deploying over $0.9 billion in capital for acquisitions, including Servotronics and Simmonds Precision Products (Simmonds Precision Products acquisition closed shortly after FY 2025 year-end on October 6, 2025)
•Refinanced approximately $6 billion of debt, representing over 20% of TransDigm’s 2025 gross debt, extended the maturity dates of our debt to optimize our capital structure mix of debt and equity, and raised approximately $5 billion of incremental new debt used primarily for a September 2025 $90.00 per share special dividend payment

2 2026 Proxy Statement	TransDigm Group Incorporated

Proxy Summary

32 Years of Growth and Improving Margins
18%	FY 1993 – 2025 Net Sales compound annual growth rate (“CAGR”) since TransDigm’s formation in 1993
21%	FY 1993 – 2025 EBITDA As Defined CAGR since TransDigm’s formation in 1993
54%	EBITDA As Defined margin has improved to almost 54% in 2025 compared to 20% in 1993
Commercial aerospace market trends remained favorable as the industry continued to normalize throughout 2025. Global air traffic increased in FY 2025, and demand for air travel remained healthy. During FY 2025, global air traffic levels continued to steadily progress forward, and air traffic is expected to expand further in FY 2026. We were also encouraged in FY 2025 by the steadily increasing aircraft production & production build rates and continued strong airline demand for new aircraft.
During FY 2025, TransDigm’s management team stayed committed to our proven operating strategy and remained focused on our value drivers, including careful management of our cost structure. This disciplined focus allowed us to continue building value for TransDigm’s investors and all other stakeholders.
Executive Compensation Program Overview
Last year, 94.4% of votes cast supported our executive compensation program. We appreciate the support for our executive compensation program and the acknowledgment of the numerous changes we made in FY 2024, 2023 and over prior years. We believe our executive compensation program is strongly aligned with our stockholder’s interests.
Our Executive Compensation Program is Heavily Weighted Towards Performance-Based Compensation
CEO Compensation
More than 94% of our CEO’s total compensation in 2025 was at-risk, performance-based compensation. The compensation of our remaining NEOs is similarly linked to stockholder interests with more than 97% of their total compensation, on average, constituting at-risk, performance-based compensation. In 2025, nearly 84% of our CEO’s compensation was in the form of long-term, performance-based option awards.

CEO Pay Mix

Base Salary	Target Annual Cash Incentive	All Other Compensation	Long-Term Equity Award

TransDigm Group Incorporated	2026 Proxy Statement 3

Proxy Summary
Our NEOs Do Not Realize Compensation from Equity Awards Unless Options Both Vest and Our Share Price Appreciates
In order for our option holders, including our NEOs, to derive compensation from their option awards, two conditions must be satisfied. First, the options must vest. TransDigm must achieve a 17.5% growth rate of our Annual Operating Performance per Diluted Share (“AOP”) metric for options to fully vest. This growth rate is on par with high-performing private equity firms. If our AOP achievement is less than 10%, our options do not vest. A more fulsome discussion of the AOP metric and option vesting is on page 44.
Second, the stock price must increase in order for our NEOs to realize any compensation from their options. If the stock price does not exceed the grant price of the options, they have no value. We believe this creates strong alignment between our management and our stockholders.
Components of Our Executive Compensation Program
Below is an overview of the three primary components of our executive compensation program, including how the programs incentivize performance.

Base Salary
Fixed element of annual compensation
On average, accounts for 10% or less of NEO total compensation
Modest increases for Mr. Stein, Ms. Wynne, Mr. Lisman and Mr. Reiss, with a larger increase in salary for Mr. Murphy upon his promotion to Co-COO in July 2025.

Target Annual Cash Incentive
Short-term cash incentive with variable payout opportunities
On average, accounts for less than 10% of NEO compensation
No upward payout discretion was used for any of the NEOs
Robust and equally weighted targets of 52.7% EBITDA As Defined margin and $4.680B EBITDA As Defined dollars
We exceeded target goals for both EBITDA As Defined margin and EBITDA As Defined dollars in FY 2025

Long-Term Equity Awards
Long-term equity incentives in the form of performance-based stock options with multi-year vesting schedules
Long-term equity awards remain 100% at-risk and performance-based
The Compensation Committee has a policy that it will not use discretion in vesting performance-based options
Full vesting requires 17.5% compound annual growth of AOP, which aligns performance with top performing private equity funds
Starting in FY 2025, all NEOs shifted to annual extension option awards.

4 2026 Proxy Statement	TransDigm Group Incorporated

Proxy Summary
Recent Executive Compensation Changes
We have made significant changes to our executive compensation program over the past several years in response to feedback from our stockholders. We believe the result of these changes is an executive compensation program that is exceptionally aligned with our stockholders. Below is an overview of the various changes we have made in recent years.

Over the Last Five Years

- No payout or vesting discretion utilized in executive compensation program
- Enhanced disclosure of executive compensation program
- Started granting remaining NEO options annually
- Revised modified "Rule of 70" retirement language in option award agreements

- Refreshed peer group to more effectively evaluate FY 2024 executive compensation
- Increased stock ownership guidelines for our NEOs
- Incorporated double trigger change in control provisions for NEO option grants
- Adopted a clawback policy

- Implemented elimination of overlapping AOP metric for annual cash incentive and long-term equity incentive
- Enacted a strike price reduction in lieu of cash dividend equivalent ("DEP") payments for directors
- Started granting Mr. Lisman option awards annually

- Started granting directors option awards annually
- Adopted a policy prohibiting discretion in future vesting of performance-based options.
- Adopted a policy prohibiting discretionary amendments to any then current-year performance targets
- Limited AOP carryforward / carryback amount to $100

TransDigm Group Incorporated	2026 Proxy Statement 5

Corporate Governance
This section describes the role and structure of TransDigm’s Board and our corporate governance framework.
Board Leadership Structure
TransDigm’s Board consists of a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. The Chairman, which is separate from the CEO role, oversees the Board to ensure that it is functioning effectively and serving the interests of our stockholders. The Board believes that its current leadership structure, in which the roles of Chairman and CEO are separated, best serves the Board’s ability to carry out its roles and responsibilities on behalf of TransDigm’s stockholders, including its oversight of management. The Board also believes this structure allows our CEO to drive the performance and strategic vision of TransDigm, while leveraging our Chairman’s experience and ability to drive accountability at the Board level. In FY 2024, TransDigm also added the role of LID to further foster the role of independent directors on the Board and strengthen the Board’s alignment with its stockholders.
The Board has determined this structure enables the Board and its committees to carry out their roles and responsibilities effectively.
The Board has determined that all nominees, other than Messrs. Lisman and Palmer, are independent under applicable rules of the New York Stock Exchange (“NYSE”). Neither Mr. Stein, who retired as CEO on September 30, 2025 and is not standing for re-election, or Mr. Valladares, who resigned from the Board on July 25, 2025, were independent. Mr. Howley was last employed by the Company in August 2021 and therefore has not been an employee of the Company for more than four years. The Board, excluding Mr. Howley, considered his independence and determined that he is independent under the applicable NYSE rules. Mr. Howley does not serve on any NYSE-required committees.
The Board has determined that all members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules for committee memberships and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act.
Role of the Lead Independent Director
The LID functions as an important conduit for communications between the independent directors and TransDigm’s management. The LID role is designed to help ensure that the interests of TransDigm’s stockholders are being served. Since late 2023, Mr. Small has served as the LID. In furtherance of these goals, the LID has the following roles and responsibilities:

•Review, advise, and set board meeting agendas and schedules, including to help assure that there is sufficient time allocated for discussion of all agenda items
•Suggest to the Chairman agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board
•Call and preside over executive sessions
•Facilitate communications and act as a liaison between non-independent directors and the Chairman and management
•Preside at board meetings in the absence of the Chairman

•Consult and communicate with major stockholders as requested
•Lead the Board and director evaluation process with support of the Chair of the Nominating and Corporate Governance Committee
•Provide input on the design of the Board, including Board and committee composition, size, membership, leadership, structure, and oversight responsibilities, as part of the Board’s and the Nominating and Corporate Governance Committee’s periodic review of such matters
•Act as a resource for, and counsel to, the Chairman

6 2026 Proxy Statement	TransDigm Group Incorporated

Corporate Governance

Board Independence 80% 8 of our 10 Directors are independent	Committee Tenure >33% On average, more than 33% of our committee members have served for approximately 1 year.	Director Nominee Age 62 years The average age of our director nominees is 62.

Each committee operates under a written charter adopted by the Board, each of which is available on our website at www.transdigm.com/investor-relations/corporate-governance/. The current composition of the Board and its committees is as follows:

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee

David A. Barr	62
Jane M. Cronin	58
Michael Graff	74
Sean P. Hennessy	68
W. Nicholas Howley, Chairman	73
Michael J. Lisman, President and CEO	43
Gary E. McCullough	67
Peter J. Palmer	61
Michele L. Santana	55
Robert J. Small, LID	59
Kevin M. Stein *	59	X
   Chair Member * Not standing for re-election.

TransDigm Group Incorporated	2026 Proxy Statement 7

Corporate Governance

Audit Committee
Responsibilities
The Audit Committee oversees issues regarding accounting and financial reporting processes and audits of TransDigm’s financial statements; assists the Board in monitoring the integrity of TransDigm’s financial statements, compliance with legal and regulatory requirements, independent auditor’s qualifications, and independence and the performance of TransDigm’s internal audit function and independent auditors; is responsible for the appointment, compensation, retention, termination, and oversight of the work of TransDigm’s independent auditors; and provides a forum for consideration of matters relating to audit issues, enterprise risk management, and cybersecurity.
Each Audit Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1). The Board has also determined that Mr. Hennessy, Ms. Santana, and Ms. Cronin each qualify as an “audit committee financial expert.”

Members Sean P. Hennessy (Chair) Jane M. Cronin Michele L. Santana

Meetings 8

Compensation Committee
Responsibilities
The Compensation Committee discharges the Board’s responsibilities relating to compensation of TransDigm executives and directors; oversees TransDigm’s compensation and employee benefit plans and practices; and has sole discretion concerning administration of TransDigm’s stock option plans, including selection of individuals to receive awards, types of awards, the terms and conditions of the awards, and the time at which awards will be granted, other than awards to directors, which are approved by the full Board. To the extent permitted under NYSE listing standards and applicable law, the Compensation Committee may delegate its power and authority as it deems appropriate to subcommittees of no fewer than two members that it may form from time to time. The Compensation Committee may also delegate certain of its authority pursuant to the terms of TransDigm’s stock option plans to one or more officers or other employees of TransDigm, subject to NYSE listing standards, applicable law, and the terms of such plans. For a description of the Compensation Committee’s processes and procedures, including the roles of its independent compensation consultant and the CEO in support of the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” beginning on page 30.
Each Compensation Committee member is independent under NYSE listing standards, and a “non-employee director” as defined in Section 16(b) of the Exchange Act. In determining independence, the Board affirmatively determined that none of the Compensation Committee members has a relationship with TransDigm that is material to his ability to be independent from management in connection with his duties on the Compensation Committee.

Members David A. Barr (Chair) Gary E. McCullough Robert J. Small

Meetings 7

8 2026 Proxy Statement	TransDigm Group Incorporated

Corporate Governance

Nominating and Corporate Governance Committee
Responsibilities
The Nominating and Corporate Governance Committee’s duties and responsibilities include overseeing and assisting the Board in identifying and recommending nominees for election as directors; recommending to the Board qualifications for committee membership, structure, and operation; recommending to the Board directors to serve on each committee; developing and recommending to the Board corporate governance policies and procedures; providing oversight with respect to corporate governance; leading the Board in its annual performance review of the Board and management; overseeing TransDigm’s succession planning; and overseeing TransDigm’s ESG initiatives.
Each Nominating and Corporate Governance Committee member is independent under NYSE listing standards.
In accordance with its charter and TransDigm’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee has evaluated and recommended to the Board each of the nominees named in this proxy statement for election to the Board.

Members Gary E. McCullough (Chair) Jane M. Cronin Michael Graff Michele L. Santana

Meetings 5

Executive Committee	Responsibilities The Executive Committee possesses the power of the Board during intervals between Board meetings.

Members W. Nicholas Howley (Chair) Michael Graff Robert J. Small

The Executive Committee held no formal meetings during FY 2025.

TransDigm Group Incorporated	2026 Proxy Statement 9

Corporate Governance
Corporate Governance Policies and Practices
TransDigm’s governance framework is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance.

Separation of Chairman and CEO roles	We have a separate Chairman and CEO.
Lead Independent Director	We have appointed a LID to further alignment with stockholders and to align with market best practices.
New Overboarding Policy
Our Corporate Governance Guidelines to include an overboarding policy that limits Board members who are not NEOs to serving on three public boards, inclusive of the Company’s Board. Any of our NEOs who serve on the Board may only serve on one public board, exclusive of the Company’s Board.

Retirement Policy	Directors are required to retire from the Board when they reach age 75 subject to waiver by the Board upon the recommendation of the Nominating and Corporate Governance Committee.
Proxy Access	Up to 20 stockholders owning at least 3% of outstanding common stock continuously for three years may nominate the greater of two directors or 20% of the Board seats.
Annual Director Elections	All directors are elected annually for a one-year term.
Prohibitions on Hedging, Pledging and Short Sales	We prohibit short sales, transactions in derivatives, hedging, and pledging of TransDigm securities by all directors, officers, and employees.
Stock Ownership Guidelines	We have robust equity ownership guidelines for our directors, officers, and management employees, including six times salary for the CEO and three times salary for the other NEOs.
Succession Planning	Our Board regularly reviews executive succession planning.
Responsible Stewardship & Role of the Board of Directors
TransDigm’s Board and corporate governance structure is designed to foster principled actions, informed and effective decision-making, and appropriate monitoring of compliance and performance, to ensure that the long-term interests of stockholders are being served. Directors are expected to take a proactive approach to ensure that TransDigm is committed to business success through the maintenance of high standards of responsibility and ethics. Our risk management program is designed to identify, assess, and prioritize our risk exposures across various timeframes, from the short term to the long term. Further, the enterprise risk management program and our disclosure controls and procedures are designed to appropriately escalate key risks to the Board, as well as analyze potential risks for disclosure.
TransDigm’s Board oversees the CEO and other senior management in the competent and ethical operation of TransDigm and ensures that the long-term interests of stockholders are being served.

10 2026 Proxy Statement	TransDigm Group Incorporated

Corporate Governance
TransDigm’s key corporate governance documents, including our Corporate Governance Guidelines, are available at www.transdigm.com/investor-relations/corporate-governance. The Board met four times during FY 2025. In FY 2025, independent directors met in executive session after each regularly scheduled Board meeting. Each member of the Board who served during FY 2025 attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and each committee of the Board on which such member served during FY 2025.
The Board does not hold a meeting on the date of our annual stockholder meeting, and we have not established a policy regarding director attendance at the annual meeting. One director attended the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”). No non-employee stockholders attended the 2025 Annual Meeting.
Board Oversight of Risk Management
The Board believes that evaluating the executive team’s management of the risks confronting TransDigm is one of its most important areas of oversight. In carrying out this responsibility, the Board is assisted by each of its committees that considers risks within its areas of responsibility and apprises the full Board of any significant risks and management’s response to those risks. The Board has retained primary oversight of certain areas of risk and management’s response, including corporate strategy. While the Board and its committees exercise oversight of risk management, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees.
Our risk management program is designed to identify, assess, and prioritize our risk exposures across various timeframes, from the short term to the long term. Further, the enterprise risk management program and our disclosure controls and procedures are designed to appropriately escalate key risks to the Board as well as analyze potential risks for disclosure.
Areas of Board and Committee Oversight in FY 2025

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Full Board of Directors

Corporate Strategy
Enterprise Risk Management
Cybersecurity
Legal and Regulatory Compliance
ESG
Diversity and Inclusion
Succession Planning
Human Capital Management
Corporate Governance
Audit Committee’s Role in Oversight of Risk Management
The Audit Committee is charged with the primary responsibility for overseeing enterprise risk management. In accordance with this responsibility, the Audit Committee reviews and discusses with management its program to identify, assess, monitor, manage, and mitigate TransDigm’s significant business risks, including financial, operational, cybersecurity, business continuity, tax, legal and regulatory compliance, and reputational risks.

TransDigm Group Incorporated	2026 Proxy Statement 11

Corporate Governance
Compensation Committee’s Role in Oversight of Risk Management
The Compensation Committee has the primary responsibility to oversee risks related to our compensation programs. In establishing and reviewing our compensation programs, the Compensation Committee evaluates whether the design and operation of our compensation programs and policies encourage our executive officers or our other employees to take unnecessary or excessive risks. The Compensation Committee has concluded that TransDigm’s compensation programs and policies provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term stockholder value creation and do not encourage short-term risk taking at the expense of long-term results or create risks that are reasonably likely to have a material adverse effect on TransDigm.
Nominating and Corporate Governance Committee’s Role in Oversight of Risk Management
The Nominating and Corporate Governance Committee has the primary oversight responsibility of our initiatives related to diversity and inclusion and ESG, including sustainability. In accordance with this responsibility, the Nominating and Corporate Governance Committee annually assesses our ESG risks. The Nominating and Corporate Governance Committee also works with the Board to nominate and evaluate potential successors to the CEO position and provide an annual report to the Board concerning succession planning.
Annual Board and Committee Self-Evaluations
The Board conducts an annual self-evaluation that is designed to evaluate the performance of the Board. In particular, the self-evaluation is designed to obtain feedback on topics such as Board composition, effectiveness of communication, and accountability to TransDigm’s stockholders. In addition, the assessment seeks feedback on potential opportunities to enhance the effectiveness of the Board, including content to include in Board meetings and continued education.
In addition, each of the Audit, Compensation, and Nominating and Corporate Governance Committees conducts its own annual self-evaluation. Discussion topics include, among others, Board and committee composition and leadership, meeting effectiveness, appropriateness of agenda topics and information, access to management and outside auditors, and succession planning.
Code of Ethics
We are committed to integrity and ethical behavior and have adopted a Code of Business Conduct and Ethics, a Code of Ethics for Senior Financial Officers, and a Whistleblower Policy. Each of these documents is posted on TransDigm’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to TransDigm.
We have a Code of Business Conduct and Ethics that reflects TransDigm’s commitment to honesty, integrity, and the ethical behavior of our employees, officers, directors, and agents. The Code of Business Conduct and Ethics governs the actions, interactions, and working relationships of our employees, officers, directors, and agents with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom we have contact. The Code of Business Conduct and Ethics sets forth the expectation that employees, officers, directors, and agents will conduct business legally and addresses conflict of interest situations, international trade compliance, protection and use of TransDigm assets, corporate opportunities, fair dealing, confidentiality, human rights, and reporting of illegal or unethical behavior. The Code of Business Conduct and Ethics expressly prohibits paying, offering, accepting, or soliciting bribes in any form, directly or indirectly. Only the Board or the Nominating and Corporate Governance Committee may waive a provision of the Code of Business Conduct and Ethics with respect to an executive officer or director. Any such waiver will be promptly disclosed on our website and as otherwise required by rule or regulation. There were no such waivers in FY 2025.
We also have a Code of Ethics for Senior Financial Officers that includes additional obligations for our senior financial officers (which includes our President and CEO, Co-Chief Operating Officers (“Co-COOs”), Chief Financial Officer (“CFO”), Corporate Controller, Treasurer, Vice President of Finance, Director of Internal Audit, Group Controllers, General Counsel, Operating Unit Presidents, and Operating Unit Vice Presidents of Finance). Only the Audit Committee or the Board may waive a provision of the Code of Ethics for Senior Financial Officers with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on our website and as otherwise required by rule or regulation. There were no such waivers or amendments in FY 2025.

12 2026 Proxy Statement	TransDigm Group Incorporated

Corporate Governance
We encourage employees to disclose alleged wrongdoing that may adversely impact TransDigm, its customers, or stockholders, fellow employees, or the public, without fear of retaliation. Our Code of Business Conduct and Ethics and Whistleblower Policy set forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing, and a policy of non-retaliation. Reports may be made directly to a supervisor, human resources, operating unit management, executive management, the CFO, the Chief Compliance Officer, the Audit Committee, or Convercent, a third-party service retained on behalf of the Audit Committee. The Audit Committee Chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.
We continually assess our ethics program, including training opportunities, and modify as appropriate. Our managers and supervisors play an important role in reinforcing our policies and commitment to ethics by setting the example of ethical conduct and providing employees with continuous training, education, and resources that support the policies. Employees are encouraged to communicate concerns and contact the identified ethics resource contacts.
Transactions with Related Persons
The Board has the responsibility to review, approve, and ratify all related party transactions. Proposed transactions between TransDigm and related persons are submitted to the full Board for consideration on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board, and the Board may approve or reject the transaction. All non-de-minimis related party transactions, whether or not those transactions must be disclosed under applicable regulations, are approved by the Board pursuant to these policies and procedures. Although TransDigm’s policies and procedures for related party transactions are not in writing, the review, approval, and ratification of such transactions are documented in the minutes of the Board meetings.
Several of TransDigm’s Board members and executive officers serve as directors or executive officers of other organizations, including organizations with which TransDigm has commercial and charitable relationships. The Board has concluded that no director or executive officer had a direct or indirect material interest in any such relationships during FY 2025 and through the date of this proxy statement.
Stockholder Engagement
Over the course of several years, we have focused on deepening our engagement with investors. We believe that dialogue with stockholders and key stakeholders affords our Board and leadership team valuable insights into the most important topics facing our business. We have established a robust and formalized stockholder engagement program in which we solicit feedback from our stockholders both before and after our annual meeting. During FY 2025, we held 24 meetings with 19 of our stockholders to obtain their feedback on our executive compensation program and corporate governance. These 19 stockholders represented approximately 65% of our outstanding common stock.
Our persistent efforts and resulting actions have led to meaningful improvements in our Say-on-Pay results. We were pleased to see a significant improvement in our FY 2023 Say-on-Pay results. Support for our Say-on-Pay proposal increased by 35% in 2024 to 68.8% and 37% in 2025 to 94.4%. Our Board and leadership team are grateful for the support and recognition of our improved governance and compensation practices. We do not take this support as given and we remain committed to building our relationships with our stockholders.
Improvement in Say-on-Pay Results

Percentage of Shareholders Voting for Say-on-Pay
51.0%
+35%
68.8%
+37%
94.4%
FY 2023
FY 2024
FY 2025

TransDigm Group Incorporated	2026 Proxy Statement 13

Corporate Governance
How We Engage
We engage with our stockholders throughout the year on the issues that matter to them and matters that are important to TransDigm. Members of our leadership team meet with investors in a variety of forums, including investor conferences, meetings, calls, and other events. Our executive team and Board regularly review stockholder feedback and evaluate the best ways to be responsive while considering the diverse views of all of our key stakeholders and staying true to our long-term vision and company culture.
Our stockholder engagement program enables us to better connect with our stockholders, particularly on issues that are not regularly addressed through traditional investor relations channels, such as corporate governance, executive compensation, and sustainability issues.
Our engagement program not only includes outreach to stockholders leading up to the annual meeting, but a cycle of outreach mid-year (late summer to fall) to gather feedback subsequent to our annual meeting. Our formalized engagement program is also robust in our efforts to solicit feedback, including follow-up to the stockholders contacted to ensure we are doing our best to engage with a significant portion of our stockholder base. Our engagement program is also designed to give stockholders the opportunity to voice their feedback whether it be positive or constructive. The Board and TransDigm leadership team recognize the value that is derived from soliciting all feedback from our stockholders.
Stockholder Engagement Process

14 2026 Proxy Statement	TransDigm Group Incorporated

Corporate Governance
2025 Engagement, Feedback & Responses
FY 2025 was a notable year for TransDigm, punctuated by very strong Say-on-Pay results at our 2025 Annual Meeting. There was significant improvement in our Say-on-Pay results (a 37 percentage point increase) compared to the prior year’s annual meeting results.
Throughout FY 2025, we reached out to 46 of our top 55 stockholders, which represent over 75% of our outstanding common stock. We conducted engagements with stockholders representing 65% of our outstanding common stock as result of this outreach. Given our significant year-over-year improvements in governance and compensation practices and our strong Annual Meeting results, we were not surprised that several shareholders we contacted, ~7%, declined to engage this year. These shareholders communicated that they did not have any outstanding questions or concerns.
Stockholder Outreach Efforts

Engagements were led by senior leaders of TransDigm and included participation from Compensation Committee members and our LID for select engagements. The issues in focus during engagements were more balanced across compensation and governance topics than in prior years. We believe this shift was driven by two primary factors: 1) Our efforts to improve our compensation practices in recent years have led to a program that better aligns with shareholder expectations, as demonstrated by our Say-on-Pay result; and 2) Other notable developments – including our CEO transition and Director appointments – were top of mind for shareholders.

TransDigm Group Incorporated	2026 Proxy Statement 15

Corporate Governance
We received valuable feedback in our conversations with stockholders, both positive and constructive and across a range of topics. Overall, the feedback we received from stockholders was positive. Stockholders continue to recognize the extensive enhancements we have made to our executive compensation program, disclosure, and corporate governance practices in recent years and communicated their appreciation for our responsiveness to their concerns. We also received constructive feedback on how we can continue to improve our practices. Below is a summary of the feedback that we received and our responses.

Feedback	TransDigm Response

Stockholder Engagement
Our stockholders recognize that we have expanded our stockholder engagement efforts in recent years. Stockholders are appreciative of our enhanced engagement efforts and responsiveness and believe we should maintain our current practices.
We are committed to maintaining our enhanced approach to stockholder engagement and being responsive on issues highlighted by our stockholders. Our engagement program not only includes outreach to stockholders leading up to the annual meeting, but a cycle of outreach mid-year (late summer to fall) to gather feedback subsequent to our annual meeting. Directors will continue to participate in select engagement with stockholders.
Corporate Governance
Some stockholders suggested that, given our current Board leadership structure, we should consider improving the overall independence of our Board.	This feedback was received prior to non-independent director, Kevin Stein (TransDigm’s former CEO), not standing for re-election at the 2026 Annual Meeting. Mr. Stein’s retirement from the Board improves the Board’s overall independence. The process of reviewing potential new Board members is ongoing to identify the appropriate candidate(s) for the future and independence is taken into consideration as part of that evaluation. We will continue to engage with our stockholders about the strategic evolution of our Board.
Stockholders were interested in our ongoing board refreshment process and priorities, including how we are considering diversity in such process.	The Board is comprised of directors with diverse expertise and backgrounds, which we believe enables thoughtful decision-making. In October 2025, we welcomed two new directors: Michael Lisman, who joined the Board in connection with his promotion to CEO, and Peter Palmer, a former TransDigm Executive Vice President. The Board is committed to identifying qualified female and minority candidates for consideration for the Board. The process of reviewing potential new Board members is ongoing to identify the appropriate candidate(s) for the future. We will continue to engage with our stockholders about the strategic evolution of our Board.
Stockholders voiced interest in better understanding our management of cybersecurity risk especially given that it is an emerging and continually evolving risk.	The Board is continually monitoring and assessing risk for TransDigm including cybersecurity risk. Cybersecurity risk has received heightened attention from the Board over the past several years as the risk continues to evolve. Disclosures regarding the Board oversight of TransDigm’s risk management practices can be found within “Responsible Stewardship & Role of the Board of Directors” on page 10 and “Board Oversight of Risk Management” on page 11.
Executive Compensation
Most stockholders expressed a belief that our executive compensation plan design aligns CEO and NEO pay with TransDigm performance and stockholders.	While the structure of our long-term incentive plan may look different than many other companies, it ultimately drives pay for performance alignment, which we recognize is a foundational tenet of how our stockholders evaluate Say-on-Pay. We will continue to solicit feedback from stockholders in the future.
Stockholders expressed appreciation for no discretion utilized by the Compensation Committee's in the payout of FY 2024 annual incentive bonuses, one-off equity retention awards, and special provisions for equity vesting upon retirement. Stockholders preferred that practice continue in FY 2025 and beyond.
We understand that stockholders have a strong belief that payout or vesting discretion should be used in rare circumstances and, when utilized, be thoroughly explained in the proxy disclosures. In FY 2025, no payout or vesting discretion was utilized in any component of our compensation program. We are committed to use payout or vesting discretion only in extraordinary circumstances and provide fulsome disclosure if/when such a circumstance does arise.

16 2026 Proxy Statement	TransDigm Group Incorporated

Corporate Governance

Feedback	TransDigm Response

Stockholders value the 17.5% AOP target set for full vesting on the performance-based stock option awards and view such AOP target to be strong and rigorous.	We appreciate stockholders recognizing the rigor of our compensation program and performance targets. The Compensation Committee will continue to set ambitious targets that align with our long-term strategy and our shareholders’ expectations. Our AOP target plays a key role in driving long-term value and incentivizing key talent within the business.
Stockholders were interested to understand the details of the compensation arrangement for our new CEO. Mike Lisman became TransDigm’s President & CEO on October 1, 2025.	Many of our stockholder engagements occurred before Mr. Lisman’s official start date as CEO on October 1, 2025 and prior to the disclosure of his employment agreement. Details of Mr. Lisman’s compensation can be found in the Form 8-K filed with the SEC on October 1, 2025. Discussion of Mr. Lisman’s compensation arrangement can be found within section “Employment Agreements” on page 59. Further details of Mr. Lisman’s compensation will be included in our 2026 Proxy Statement.
Other Topics
Stockholders value the continued enhancement of our compensation and governance practices each year in the annual proxy.	We appreciate stockholders sharing their perspectives on the disclosures they find most valuable. We will continue to solicit and evaluate feedback on our disclosure practices to help us best meet investor expectations. We continue to evaluate and refine disclosures throughout the proxy preparation each year.
The Board will continue to thoughtfully review each piece of feedback we receive from stockholders and evaluate the appropriate path forward. We are pleased that our stockholders recognize the improvements we have made in recent years, and we look forward to continuing to engage meaningfully in the future.
Communications with the Board
Any matter intended for the Board, or for any individual member of the Board, should be directed to Investor Relations, TransDigm Group Incorporated, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115, or ir@transdigm.com, with a request to forward the communication to the intended recipient. In general, any stockholder communication delivered to TransDigm for forwarding to Board members will be forwarded in accordance with the stockholder’s instructions. However, TransDigm reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials or any solicitations of merchandise, publications, or services of any kind. Information regarding the submission of complaints relating to our accounting, internal accounting controls, or auditing matters is available under our Whistleblower Policy at www.transdigm.com/investor-relations/corporate-governance.

TransDigm Group Incorporated	2026 Proxy Statement 17

Proposal One
Election of Ten Director Nominees to our Board of Directors
This section describes the experience and qualifications of our Board members and how they are compensated.
The Board has nominated Mr. Barr, Ms. Cronin, Mr. Graff, Mr. Hennessy, Mr. Howley, Mr. Lisman, Mr. McCullough, Mr. Palmer, Ms. Santana, and Mr. Small to be elected to serve on our Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.
At the annual meeting, proxies cannot be voted for a greater number of individuals than the ten director nominees named in this proxy statement. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s ten nominees.
Each of the directors nominated by the Board has consented to serving as a nominee, being named in this proxy statement, and serving on the Board if elected. Each director elected at the annual meeting will be elected to serve a one-year term. If any nominee is unable to serve or otherwise will not serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy.
For more information on the director nominees, please see “Director Nominees for Election” beginning on page 21.
The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors. Accordingly, the ten nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.
Board Nominees and Composition

Name	Age	Independent	AC	CC	N & CGC	EC
							The Board of Directors recommends that the stockholders vote FOR each of the ten director nominees for election set forth below.

David A. Barr	62
Jane M. Cronin	58
Michael Graff	74
Sean P. Hennessy	68
W. Nicholas Howley, Chairman	73
Our Nominees
David A. Barr
Jane M. Cronin
Michael Graff
Sean P. Hennessy
W. Nicholas Howley (Chairman)
Michael J. Lisman (President and CEO)
Gary E. McCullough
Peter J. Palmer
Michele L. Santana
Robert J. Small (LID)

Michael J. Lisman, President and CEO	43
Gary E. McCullough	67
Peter J. Palmer	61
Michele L. Santana	55
Robert J. Small, LID	59
AC: Audit Committee; CC: Compensation Committee; N & CGC: Nominating and Corporate Governance Committee; EC: Executive Committee Chair Member

18 2026 Proxy Statement	TransDigm Group Incorporated

Proposal One
Director Candidates
The Nominating and Corporate Governance Committee recommends potential director candidates to the Board. The Nominating and Corporate Governance Committee identifies nominees by first determining whether current Board members are willing to continue in service. If any Board member does not wish to continue to serve, or if the Nominating and Corporate Governance Committee or Board decides not to nominate a member for re-election, then the Nominating and Corporate Governance Committee initially identifies the desired skills and experience in light of the duties and responsibilities required of a member of our Board and the Board’s oversight role described above. The Nominating and Corporate Governance Committee then establishes potential director candidates from recommendations from the Board, senior management, stockholders, and third parties. The Nominating and Corporate Governance Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable. In making its recommendations, consistent with the Nominating and Corporate Governance Committee’s charter, the Committee considers each candidate’s independence, character, ability to exercise sound judgment and demonstrated leadership, as well as diversity, age, strategic and financial skills, international background and industry and other experience, in the context of the needs of the Board as a whole. The Nominating and Corporate Governance Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment. The Nominating and Corporate Governance Committee also evaluates whether Board member nominees will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of TransDigm and its stockholders.The Nominating and Corporate Governance Committee’s charter and our Corporate Governance Guidelines set forth the Board’s commitment to seek out qualified women and minorities to include in the pool from which Board nominees are chosen.
As successor President and CEO to Mr. Stein, Mr. Lisman was chosen as a candidate for the Board to replace Mr. Stein. In selecting Mr. Palmer for appointment to the Board to fill the vacancy of Mr. Valladares, the Board undertook a deliberate evaluation of the Company’s near- and long-term governance needs, including the value of adding deep manufacturing and operating unit leadership to its director skill mix. In that context, the Board considered Mr. Palmer’s 24-year career at TransDigm and the fact that he served as president of multiple TransDigm operating units before becoming an Executive Vice President, roles that required direct oversight of manufacturing operations, continuous improvement execution and hands-on stewardship of aerospace component businesses. The Board also weighed his extensive experience in strategic development and business integration, together with his experience in mergers and acquisitions, concluding that this combination would enhance the Board’s operational perspective and oversight capabilities. After reviewing these qualifications against the Board’s assessment of the Company’s evolving priorities, the Board determined that Mr. Palmer’s detailed, first-hand knowledge of TransDigm’s business model and culture uniquely positioned him to contribute immediately and meaningfully as a director. The appointment reflects the Board’s careful, succession- and skills- focused process.
Director Skills
Our Board is comprised of members with varied experiences and backgrounds, which we believe enables thoughtful decision-making. The following skills matrix provides an overview of the levels of experience that each of our Board members has in areas that impact our business: accounting/audit/financial experience, global business experience, mergers and acquisitions, risk management, corporate governance, senior leadership experience, operations and business strategy, cybersecurity, and human capital management. The Board assesses the skills of its members and whether additional skills or training would enhance the Board.

TransDigm Group Incorporated	2026 Proxy Statement 19

Proposal One
Skills Matrix

Areas of Expertise	David A. Barr	Jane M. Cronin	Michael Graff	Sean P. Hennessy	W. Nicholas Howley	Michael J. Lisman	Gary E. McCullough	Peter J. Palmer	Michele L. Santana	Robert J. Small

Accounting/Audit/Financial Experience
Global Business Experience
Mergers & Acquisitions
Risk Management
Corporate Governance
Senior Leadership Experience
Operations and Business Strategy
Cybersecurity
Human Capital Management

1 - Expert	2 - Proficient	3 - Competent

A person who has a comprehensive and authoritative knowledge of or skill in a particular area	Depth of understanding of discipline and area of practice; a thorough competence derived from training and practice	Having requisite or adequate ability
The Nominating and Corporate Governance Committee will consider stockholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee to the Nominating and Corporate Governance Committee for consideration, a stockholder must submit the candidate’s name and qualifications to TransDigm’s Secretary at the following address: TransDigm Group Incorporated, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115. The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Nominating and Corporate Governance Committee will consider potential members’ independence, as well as diversity, age, strategic and financial skills, international background and industry and other experience in the context of the Board’s needs as described above. stockholders who wish to nominate directors directly for election at an annual meeting should do so in accordance with the procedures in our Bylaws. In addition, the Bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to twenty stockholders, owning at least 3% of our outstanding common stock continuously for at least three years may submit director nominees for the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in our Bylaws. See “Stockholder Proposals for the 2027 Annual Meeting” for more information about the procedures for direct nominations and proxy access.

20 2026 Proxy Statement	TransDigm Group Incorporated

Proposal One
Director Nominees for Election
The chart above and the following biographies describe the skills, qualities, attributes, and experience of the nominees that led the Nominating and Corporate Governance Committee and the Board to determine that it is appropriate to nominate these directors for election to the Board.

David A. Barr has been a Managing Director of Bessemer Investors, a family-owned private capital fund, since 2017. Formerly Mr. Barr served as a Managing Director of Warburg Pincus LLC, a private equity fund, from 2001 to 2017. Mr. Barr also served as a TransDigm director from 2003 to 2011.
Mr. Barr leverages his private equity leadership experience to bring a private equity philosophy to the Board consistent with TransDigm’s management approach. Mr. Barr also has extensive public company experience. He previously served on the board of Aramark, a food service and facilities services provider, helping guide them through their transition from private to public ownership. Mr. Barr has considerable experience in evaluating and establishing executive compensation at both public and private companies.
Former Public Company Directorships In The Last Five Years
Builders FirstSource, Inc., a NYSE-listed supplier of building products and services, through December 2020.
Selected Directorships And Memberships
Good Shepherd Services
Board of Trustees– Wesleyan University

David A. Barr

Age 62

Director Since 2017

Committees Compensation (Chair)

Jane M. Cronin has held the role of Senior Vice President – Enterprise Finance of The Sherwin-Williams Company, a manufacturer, developer, distributor, and seller of paint, coatings, and related products, since the beginning of January 2025. Ms. Cronin previously served as Senior Vice President – Enterprise Finance and Principal Accounting Officer from 2016 to 2024. Prior to that, Ms. Cronin held roles of increasing responsibility at The Sherwin-Williams Company, including Vice President–Internal Audit and Loss Prevention and Vice President – Controller, Diversified Brands division.
Ms. Cronin’s experience with accounting and financial matters at a large public company in the manufacturing industry enables her to provide valuable insight in her role on the Board and as a member of the Audit Committee. In addition, Ms. Cronin also has experience with acquisitions and integrations, including The Sherwin-Williams Company’s acquisition of Valspar.
Other Current Public Company Directorships
Cleveland Cliffs Inc., a NYSE-listed manufacturer of flat-rolled steel and iron ore pellets, from January 2025.
Selected Directorships and Memberships
Providence House Crisis Nursery

Jane M. Cronin

Age 58

Director Since 2021

Committees Audit Nominating and Corporate Governance

TransDigm Group Incorporated	2026 Proxy Statement 21

Proposal One

Michael Graff has been a Senior Advisor at Warburg Pincus LLC, a private equity firm, since 2020. Prior to 2020, he was a Managing Director of Warburg Pincus LLC since 2003. Formerly, he was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer.
Mr. Graff brings knowledge of acquisitions and capital market transactions to the Board both from his time at Bombardier Aerospace and at Warburg Pincus LLC. Mr. Graff’s extensive background and expertise in the aerospace industry, coupled with his financial management and strategic planning and analysis, provides the Board with valuable insight and industry experience that he has used throughout his tenure on the Board, including guiding TransDigm through its initial public offering, the financial crisis, and the COVID-19 pandemic. Mr. Graff’s tenure on the Board and prior experience, both in aerospace and private equity, adds valuable insight and perspective that have helped TransDigm stay focused and disciplined over time as TransDigm strives to provide private equity returns with the liquidity of the public market. Mr. Graff’s management consulting background at McKinsey Company, a management consulting firm, contributes to his experience as an industry leader and demonstrates his strategic planning and analytical acumen.
Selected Directorships And Memberships
Day One Education
USA Water Polo
El Education
National Psoriasis Foundation

Michael Graff

Age 74

Director Since 2003

Committees Nominating and Corporate Governance Executive

Sean P. Hennessy is the retired Senior Vice President, Corporate Planning, Development & Administration of The Sherwin-Williams Company, a manufacturer, developer, distributor, and seller of paint, coatings, and related products, serving in that role from January 2017 to March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that, Mr. Hennessy served as Chief Financial Officer of The Sherwin-Williams Company from 2001 to 2016. He was formerly a certified public accountant.
As a former chief financial officer of a large manufacturing public company, Mr. Hennessy’s brings a significant wealth of financial and accounting experience and expertise to his role on the Board. His insight and experience of navigating various audit complexities related to acquisitions, as well as general audit matters typical of a large public company is invaluable and critical for his service on the Board and as Chair of the Audit Committee. His experience of navigating various financial economic cycles has been and continues to be a valuable resource for TransDigm.
Other Current Public Company Directorships
Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fighting stations, from November 2021.
Selected Directorships And Memberships
St. Edward High School
Sisters of Charity Foundation of Cleveland
University Hospitals Miracle Fund

Sean P. Hennessy

Age 68

Director Since 2006

Committees Audit (Chair)

22 2026 Proxy Statement	TransDigm Group Incorporated

Proposal One

W. Nicholas Howley co-founded TransDigm in 1993 and has been Chairman of the Board since 2003. He was employed as Executive Chair from 2018 to August 2021 and served as President and/or Chief Executive Officer of TransDigm from 2003 to 2018 and TransDigm Inc. from 1998 to 2018.
As a TransDigm co-founder, Mr. Howley brings to the Board an extensive understanding of TransDigm’s business. Mr. Howley has played an integral role in TransDigm’s establishment and implementation of its core strategy on an ongoing basis and in its rapid and strategic growth.
Other Current Public Company Directorships
Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fire fighting stations, from November 2021.
Former Public Company Directorships In The Last Five Years
EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange, through November 2021 when it merged with Perimeter Solutions, SA.
Selected Directorships And Memberships
Cleveland Clinic
Cristo Rey Network
Drexel Education Fund
The Howley Foundation, Chair
Rock and Roll Hall of Fame
Drexel University
St. Joseph Preparatory School

W. Nicholas Howley Chairman

Age 73

Director Since 1993

Committees Executive (Chair)

Michael J. Lisman was appointed President and Chief Executive Officer of TransDigm on October 1, 2025. Prior to that he served as Co-Chief Operating Officer from May 2023 to September 2025, as Chief Financial Officer from July 2018 to May 2023 and Executive Vice President from January 2022 to May 2023. He also served as Vice President - Mergers and Acquisitions from January 2018 to June 2018, Business Unit Manager at Aero Fluid Products, a wholly-owned subsidiary of TransDigm, from 2017 to 2018 and Director of Mergers and Acquisitions of TransDigm from 2015 to 2017. Mr. Lisman was a Vice President at Warburg Pincus from 2011 to 2015 and worked in the New York and London offices of Warburg Pincus.
Mr. Lisman was appointed to the Board in connection with his promotion to Chief Executive Officer in October 2025. Mr. Lisman has extensive knowledge and experience in the Company's investment and capital strategy and the Company's manufacturing and aerospace operations based on his various roles within the Company.
Other Current Public Company Directorships
None

Michael J. Lisman

Age 43

Director Since 2025

Committees None

TransDigm Group Incorporated	2026 Proxy Statement 23

Proposal One

Gary E. McCullough currently serves on the board of directors of Commercial Metals Company, a steel and metal products business, and serves as an investor in, and advisor to, several private entities. He previously served as a co-chair of the Advisory Council for Legacy Acquisition Corporation, a special purpose acquisition company traded on the NYSE, until it consummated a business combination in November 2020. Mr. McCullough also previously served as Chief Executive Officer of ARI Packaging, a provider of packaging solutions, from 2014 to 2017. Prior to that, he was President and Chief Executive Officer of Career Education Corporation, a provider of career-focused learning, from 2007 to 2011, where he also served on the board of directors. Mr. McCullough previously served on the board of directors of The Sherwin-Williams Company from 2002 to 2011, where he served on the audit committee during his entire tenure and served as the audit committee chair during 2011. Mr. McCullough has also held senior executive roles at Abbott Laboratories, a healthcare products and services company, Wm. Wrigley Jr. Company, a gum and candy manufacturer, and The Procter & Gamble Company, a consumer goods manufacturer. Notably, Mr. McCullough also served as an Infantry Officer in the U.S. Army for five years, beginning as a Second Lieutenant and rising to the rank of Captain.
Mr. McCullough brings vast public company leadership and board experience to the Board.
Other Current Public Company Directorships
Commercial Metals Company, a NYSE-listed manufacturer, recycler, fabricator and provider of steel and metal products and related materials and services, from October 2021.
Selected Directorships And Memberships
Rush Oak Park Hospital, Chair
Rush University Medical Center
Wright State University Foundation

Gary E. McCullough

Age 67

Director Since 2017

Committees Compensation Nominating and Corporate Governance (Chair)

Peter J. Palmer served as Executive Vice President of TransDigm from 2012 until his retirement at the end of 2024. Prior to becoming Executive Vice President, Mr. Palmer served as President at AdelWiggins Group, a division of TransDigm, Inc. from 2010 to 2012, as President of CEF Industries, a wholly owned subsidiary of TransDigm, Inc., from 2008 to 2010; and Director of Mergers and Acquisitions for TransDigm, Inc. from 2005 to 2008. Over the course of his career, Mr. Palmer has held numerous senior roles involving operations, strategic development, and business integration, and has served on other aerospace company boards.
Mr. Palmer was appointed to the Board because of his extensive operational and corporate leadership experience, as well as significant expertise in corporate governance and mergers and acquisitions. Specifically, Mr. Palmer has extensive knowledge of operations at TransDigm’s industry at large.
Other Current Public Company Directorships
None

Peter J. Palmer

Age 61

Director Since 2025

Committees None

24 2026 Proxy Statement	TransDigm Group Incorporated

Proposal One

Michele L. Santana has been Chief Financial Officer of Arrow International since August 2024. Arrow International, a private equity owned company, is the world's largest manufacturer of charitable gaming solutions. Prior to Arrow International, Ms. Santana held the Chief Financial Officer role at Bedrock Manufacturing Company, an investment firm focusing on retail brands, from October 2021 to August 2024, Majestic Steel USA, a privately held steel company, from November 2019 to October 2021, and Signet Jewelers Limited, a NYSE-listed retail jeweler, from 2014 to 2019. Prior to becoming a Chief Financial Officer, Ms. Santana was Senior Vice President and Controller of Signet Jewelers Limited and previously had 14 years of public accounting experience at KPMG. Ms. Santana is a certified public accountant.
Ms. Santana brings to the Board diverse financial and business expertise from her prior experience as a Chief Financial Officer of a large public company as well as her current experience with private equity including mergers and acquisitions. In her role as Chief Financial Officer of Bedrock Manufacturing, she also oversaw Information Technology. In addition, she has significant prior experience as a public accountant at KPMG.
Selected Directorships And Memberships
Akron Zoo, Chair
International Women’s Forum
Women Corporate Directors

Michele L. Santana

Age 55

Director Since 2018

Committees Audit Nominating and Corporate Governance

Robert J. Small has been a Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has been a Managing Director of Stockbridge, the public equity business unit of Berkshire Partners LLC that manages a concentrated portfolio seeking attractive long-term investments. The firm’s Stockbridge and Private Equity teams frequently collaborate and leverage their collective industry expertise across sectors.
Mr. Small brings to the Board an extensive knowledge of acquisitions and capital market, business, and financial transactions, based on more than 30 years of experience in both public and private equity, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire Partners LLC’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is listed on the NYSE.
Selected Directorships And Memberships
Boys and Girls Clubs of Boston
Kingsley Montessori School

Robert J. Small Lead Independent Director

Age 59

Director Since 2010

Committees Compensation Executive

TransDigm Group Incorporated	2026 Proxy Statement 25

Proposal One
Director Compensation
In FY 2025, Mr. Stein, the only director serving during the fiscal year who was also a current TransDigm employee, did receive any director compensation. Mr. Howley also did not receive any director compensation in FY 2025. In FY 2026, Mr. Lisman, the only director who is also a current employee, will not receive any director compensation. Each director can, at his or her option, choose to have compensation paid in cash or shares of TransDigm’s common stock.
Compensation for independent directors, other than Mr. Howley, and Mr. Valladares for FY 2025 was as follows:
•    An annual retainer fee of $75,000, with such fee being paid semi-annually in arrears.
•    An additional retainer of $40,000 to the LID, paid semi-annually in arrears.
•    An additional retainer of $20,000 to the chairs of the Audit and Compensation Committees, paid semi-annually in arrears.
•    An additional retainer of $10,000 to the chair of the Nominating and Corporate Governance Committee, paid semi-annually in arrears.
•    An annual grant of stock options valued at approximately $250,000 on a Black-Scholes “fair value” basis. These options are subject to the same rigorous vesting criteria as used for our NEOs. Performance metrics and vesting criteria are described below in more detail — see “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives.”
Starting in FY 2026, the compensation for directors will be as follows:
•An annual retainer fee of $75,000 for directors other than the Board Chair, with such fee being paid semi-annually in arrears and an annual retainer fee of $200,000 for the Board Chair.
•An additional retainer of $40,000 to the LID, paid semi-annually in arrears.
•An additional retainer of $25,000 to the chairs of the Audit and Compensation Committees, paid semi-annually in arrears and an additional retainer of $15,000 to the chair of the Nominating and Corporate Governance Committee, paid semi-annually in arrears.
•An annual grant of stock options valued at approximately $275,000 on a Black-Scholes “fair value” basis.
In connection with his retirement as CEO, Mr. Stein and the Company entered into a consulting agreement under which Mr. Stein will serve as an advisor to the Company for up to 24 months to support the executive transition. Under the consulting agreement, Mr. Stein will receive monthly consulting fees of $25,000. Per the terms of Mr. Stein’s previously executed stock option agreements, Mr. Stein’s previously awarded stock options grants are eligible to continue to vest while he continues to serve the Company. Mr. Stein and the Company agreed under the consulting agreement that Mr. Stein will forfeit a portion of those outstanding stock options granted as part of his tenure as CEO — see “Outstanding Equity Awards at 2025 Fiscal Year-End.”
For special dividends commencing in 2022, the Board members receive a reduction in the exercise price of their respective options as contemplated by our stockholder-approved equity plans in connection with a capital adjustment event. These payments ended in 2025. In the event the exercise price would be reduced to zero, the dividend equivalents would be paid in cash.
In FY 2025, non-employee directors other than Mr. Howley were required to maintain equity in TransDigm (i.e., stock or vested in-the-money options) equal to at least $250,000. Commencing in FY 2026, this amount has been increased to $275,000. Mr. Howley must maintain equity in TransDigm of $6,000,000, at least half of which must be maintained in stock.
Director Ownership Requirements

26 2026 Proxy Statement	TransDigm Group Incorporated

Proposal One
Any employee directors are subject to maintain equity as set forth in their stock option award agreements which are described in more detail in “Compensation Discussion and Analysis” below. All of the non-employee directors are in compliance with the equity retention requirements.
Our directors have a strong commitment to TransDigm and its generation of value for its stockholders. All of our directors hold a meaningful amount of common stock, as demonstrated in the Beneficial Ownership table on page 28.
Fiscal 2025 Director Compensation
The following table sets forth (in dollars) the compensation paid to or earned by TransDigm’s non-employee directors for their service as directors during FY 2025.

Name	Fees Earned or Paid In Cash (1) ($)	Stock Awards(1) ($)	Option Awards (2) ($)	All Other Compensation(3) ($)	Total ($)

David A. Barr	1,500	93,500	244,318	19,500	358,818
Jane M. Cronin	1,289	73,711	244,318	—	319,318
Michael Graff	1,289	73,711	244,318	19,500	338,818
Sean P. Hennessy	1,500	93,500	244,318	19,500	358,818
W. Nicholas Howley	—	—	—	—	—
Gary E. McCullough	85,000	—	244,318	19,500	348,818
Michele L. Santana	1,289	73,711	244,318	19,500	338,818
Robert J. Small	1,769	113,231	244,318	19,500	378,818
Jorge L. Valladares III (4)	1,584	59,542	244,318 (4)	—	305,444
(1)Messrs. Barr, Graff, Hennessy, Small, and Valladares and Ms. Cronin and Ms. Santana elected to receive all of their semi-annual board retainer fees in shares of TransDigm common stock. No fractional shares were issued, resulting in a portion of fees paid in cash. The shares were issued based on a value established on March 14, 2025 and September 15, 2025, on which dates the last closing price of the common stock on the NYSE was $1,346.50 and $1,288.13, respectively.
(2)As of September 30, 2025, TransDigm’s non-employee directors held the following numbers of vested, unexercised stock options: David A. Barr - 9,210; Jane M. Cronin - 1,510; Michael Graff - 4,510; Sean P. Hennessy - 4,510; W. Nicholas Howley - 606,208; Gary E. McCullough - 9,210; Michele L. Santana - 6,810; and Robert J. Small - 9,210. Jorge L. Valladares III was not serving as a director on September 30, 2025. Amounts reported for FY 2025 represent the grant date fair values of performance-based stock options awarded during FY 2025 under TransDigm’s applicable stock option plan. See Note 16 of the Notes to the Consolidated Financial Statements included in TransDigm’s 2025 Form 10-K for information on the grant date fair value of such awards and a description of the assumptions used in that computation. The actual value of such stock options will depend on whether the options vest and the trading price of the stock at both the time of exercise and the time the underlying stock is ultimately sold. For more information about the operation of the FY 2025 stock option grants, see “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives” below.
(3)Represents amounts paid under TransDigm’s dividend equivalent plans for dividends declared prior to 2022 for stock options issued as compensation to directors that vested in FY 2025.
(4)Mr. Valladares resigned from the Board effective July 25, 2025. All options reported herein were forfeited upon Mr. Valladares’ resignation from the Board.

TransDigm Group Incorporated	2026 Proxy Statement 27

Proposal One
Beneficial Ownership of Equity Securities of TransDigm
The following table sets forth information regarding the beneficial ownership of TransDigm common stock as of January 9, 2026 with respect to each director and NEO, and all directors and NEOs, as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or NEOs are pledged. The address for each individual listed below is c/o TransDigm Group Incorporated, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115.

	Amount and Nature of Beneficial Ownership(1)
Beneficial Owner	Shares (#)	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days (#)	Total Number of Shares (#)	Percentage of Class (%)

David A. Barr	32,138	9,210	41,348	*
Jane M. Cronin	670	1,510	2,180	*
Michael Graff (2)	13,749	4,510	18,259	*
Sean P. Hennessy	33,749	4,510	38,259	*
W. Nicholas Howley (3)	29,803	600,736	630,539	1.11%
Gary E. McCullough	915	9,210	10,125	*
Peter J. Palmer (4)	4,000	36,055	40,055	*
Michele L. Santana	741	6,810	7,551	*
Robert J. Small (5)	500,151	4,510	504,661	*
Kevin M. Stein (6)	8,158	93,567	101,725	*
Sarah L. Wynne (7)	3,410	53,080	56,490	*
Michael J. Lisman (8)	4,263	158,900	163,163	*
Joel B. Reiss	3,600	148,330	148,030	*
Patrick J. Murphy	1,055	71,580	72,635	*
All directors and executive officers as a group (15 persons) (9)	636,401	1,207,218	1,843,619	3.20%
*    Less than 1%
(1)Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Exchange Act, within 60 days of January 9, 2026. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed includes the shares underlying options held by such persons that are exercisable within 60 days of January 9, 2026, but excludes shares underlying options held by any other person. Percentage of ownership is based on 56,452,336 shares of common stock of TransDigm outstanding as of January 9, 2026.
(2)Includes 7,000 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his children and 5,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children.
(3)Includes 8,262 shares held by Mr. Howley as trustee of a charitable foundation and 21,547.513 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family and options to purchase 600,736 shares that are held by Mr. Howley as trustee of a trust for the benefit of his family.
(4)Includes 5,375 shares held by Mr. Palmer as the trustee of certain trusts created for the benefit of his children.
(5)Includes 434,280 shares held by entities related to Berkshire Partners LLC. Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 60,246 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.
(6)All shares and options held in trust for the benefit of Mr. Stein’s family.
(7)Includes 10 shares held by Ms. Wynne’s husband.
(8)Includes 1,954 options held in trust.
(9)See footnotes (1) – (8).

28 2026 Proxy Statement	TransDigm Group Incorporated

Other Named Executive Officers
This section describes the experience and qualifications of our NEOs, other than Mr. Lisman.

Kevin M. Stein
Kevin M. Stein, 59, served as Chief Executive Officer of the Company from April 2018 to September 30, 2025 and as President of the Company from January 2017 to September 30, 2025. He also served as Chief Operating Officer from January 2017 to March 2018. Prior to that he was Chief Operating Officer of TransDigm's Power and Control segment from October 2-14 to 2016. Prior to that Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from 2019 to 2014.

Sarah L. Wynne
Sarah L. Wynne, 52, was appointed CFO in May 2023. Prior to that, Ms. Wynne served as Chief Accounting Officer from November 2018 to May 2023. Ms. Wynne also served as Group Controller from April 2015 to October 2018, as Controller of the Aero Fluid Products division of AeroControlex Group, Inc., a wholly-owned subsidiary of TransDigm Inc., from October 2009 to March 2015, and previously in other accounting roles within the Company.

Joel B. Reiss
Joel B. Reiss, 55, was appointed Co-COO in May 2023. Prior to that, Mr. Reiss served as Executive Vice President from October 2015 to May 2023. Mr. Reiss also served as President of Hartwell Corporation, a wholly-owned subsidiary of TransDigm Inc., from July 2012 to October 2015; President of Skurka Aerospace, a wholly-owned subsidiary of TransDigm Inc., from July 2010 to July 2012; and Director of Operations of Adams Rite Aerospace, a wholly-owned subsidiary of TransDigm Inc., from July 2000 to July 2010.

Patrick J. Murphy
Patrick J. Murphy, 53, was appointed Co-COO in August 2025. Prior to that, Mr. Murphy served as Executive Vice President from October 2019 to August 2025. Mr Murphy also served as President of HarcoSemco, a wholly-owned subsidiary of TransDigm Inc., from December 2014 to September 2019.

TransDigm Group Incorporated	2026 Proxy Statement 29

Executive Compensation
Compensation Discussion and Analysis (“CD&A”)
This section describes the material elements of the executive compensation of our NEOs and includes the required compensation tables.

Dear Fellow Stockholders,
FY 2025 was another good year for TransDigm, as the Company continued to achieve steady, long-term growth in sales and improvements in operating performance driven by our competitive strengths and execution of our value-driven operating strategy. Throughout FY 2025, TransDigm strategically deployed capital across accretive acquisitions, a special dividend, and share repurchases, while maintaining significant liquidity and financial flexibility to pursue additional strategic opportunities going forward.
As we do every year, the Compensation Committee reviewed the results of the Say-on-Pay vote, stockholder feedback, Company performance, and market practices to assess the effectiveness and competitiveness of our executive compensation program. The Committee—and the full Board—were very pleased with the strong support for our program at last year’s meeting, where over 94% of votes cast supported our executive compensation plan. We view this outcome as a direct reflection of our ongoing, constructive engagement with stockholders.
We do not take this support for granted. Throughout the year, we continued to engage meaningfully with stockholders on key topics, including executive compensation. Throughout FY 2025, we reached out to stockholders representing over 75% of our shares outstanding, resulting in engagements with stockholders representing 65% of shares outstanding. Notably, stockholders representing 7% of our shares outstanding declined meetings, indicating that they had no questions or concerns at this time—an encouraging signal of the continued progress we have made in addressing stockholder priorities.
Overall, stockholders expressed strong support for our compensation program and did not suggest a need for significant changes. Investors also reiterated their appreciation for the enhanced disclosure we have provided in recent years, which has helped them better understand TransDigm’s compensation philosophy and practices. We have summarized key themes from shareholder feedback throughout the CD&A. We remain grateful for our shareholders’ insights and look forward to building on these constructive dialogues in the years ahead.
FY 2025 also marked an important leadership transition for TransDigm. On October 1, 2025, Mike Lisman succeeded Kevin Stein as CEO of TransDigm. In connection with his promotion — and consistent with our long-standing compensation practices — Mike received performance-based option grants that vest over five years as part of our FY 2026 grant cycle. Additional details regarding his compensation package, which will appear in the FY 2026 Summary Compensation Table, can be found in the Form 8-K filed on October 1, 2025 or on page 59 of this proxy. While Mike’s compensation aligns with that of our prior CEO, he has elected to make one notable change: rather than receiving cash, he has chosen to receive both his base salary and his short-term incentives in the form of options. This decision underscores his confidence in TransDigm and reflects his strong alignment with the long-term interests of our shareholders.
The Compensation Committee deeply values its engagement with—and the continued support of—our stockholders. On behalf of the Committee, we respectfully request your support for this year’s Say-on-Pay proposal (Proposal 3).
Sincerely,
The Compensation Committee

David A. Barr (Chair)	Gary E. McCullough	Robert J. Small

30 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation

Compensation Committee Report
The Compensation Committee has reviewed and discussed with TransDigm’s management the CD&A set forth below. Based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in our 2025 Form 10-K and this proxy statement for filing with the SEC.
Compensation Committee
David A. Barr (Chair), Gary E. McCullough, Robert J. Small

Introduction
Our compensation program closely aligns NEO compensation with the interests of our stockholders. Over 97% of NEO compensation is at-risk and performance-based. TransDigm’s performance-based culture, including its compensation program, drove results for our stockholders. More specifically, we increased our net sales and EBITDA As Defined in FY 2025 by 11% and 14%, respectively. Our NEOs for FY 2025 were:

Name	Position

Kevin M. Stein	President, Chief Executive Officer, and Director
Sarah L. Wynne	Chief Financial Officer
Michael J. Lisman	Co-Chief Operating Officer
Joel B. Reiss	Co-Chief Operating Officer
Patrick J. Murphy	Co-Chief Operating Officer
2025 Business Highlights
We delivered record results in FY 2025. TransDigm’s growth in net sales and improvements in operating performance are driven by our competitive strengths and through execution of our value-driven operating strategy. We delivered these results by following a consistent long-term strategy namely:
1.Owning and operating proprietary aerospace businesses with significant aftermarket content;
2.Utilizing a simple well proven value-based operating methodology;
3.Maintaining a decentralized organizational structure and unique compensation system that is closely aligned with stockholders;
4.Acquiring businesses that fit this strategy and where we see a clear path to “private-equity like” returns; and
5.Leveraging our capital structure and allocations to drive our value creation methodology.
Commercial aerospace market trends remained favorable as the industry continued to normalize throughout 2025. Global air traffic increased in FY 2025, and demand for air travel remained healthy. During FY 2025, global air traffic levels continued to steadily progress forward, and air traffic is expected to expand further in FY 2026. We were also encouraged in FY 2025 by the steadily increasing aircraft production & production build rates and continued strong airline demand for new aircraft.

TransDigm Group Incorporated	2026 Proxy Statement 31

Executive Compensation

Net Sales Up 11% $8,831 Million, Up 11% from FY 2024 ($7,940M)	Net Income from Continuing Operations Up 21% $2,074 Million, Up 21% from FY 2024 ($1,715M)	GAAP Earnings Per Share Up 25% $32.08 Per Share, Up 25% from FY 2024 ($25.62 per share)

EBITDA As Defined (1) Up 14% $4,760 Million, Up 14% from FY 2024 ($4,173M)	Adjusted Net Income (1) Up 10% $2,171 Million, Up 10% from FY 2024 ($1,966M)	Adjusted Earnings Per Share (1)(2) Up 10% $37.33 Per Share, Up 10% from FY 2024 ($33.99 per share)

(1)EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income, and Adjusted Earnings Per Share are all non-GAAP financial measures. See Appendix A for reconciliations of income from continuing operations to EBITDA, EBITDA As Defined and Adjusted Net Income.
(2)Adjusted Earnings Per Share is calculated by taking TransDigm’s Adjusted Net Income and dividing it by the Total Outstanding Shares for Basic and Diluted Earnings Per Share. Total Outstanding Shares for Basic and Diluted Earnings Per Share are disclosed in Appendix A.

Management’s consistent application of this approach resulted in the following improvements over FY 2024 performance:
•11% increase in net sales to $8,831 million
•21% increase in net income from continuing operations to $2,074 million
•25% increase in earnings per share from continuing operations of $32.08
•14% increase in EBITDA As Defined of $4,760 million
•Increased EBITDA As Defined margin to 53.9%, compared to 52.6% in FY 2024
•Stockholder distribution of $75.00 per share special dividend in October 2024 and $90.00 per share special dividend in September 2025 which equates to approximately $9.6 billion in returned capital to our stockholders
•FY 2025 share repurchases that aggregate to 401,036 shares of common stock repurchased at an average price of $1,247 for a total amount of $500 million
•Strong operating cash flow generation of $2.0 billion and ending FY 2025 with a cash balance of $2.8 billion
•Successfully deploying over $0.9 billion in capital for acquisitions including Servotronics and Simmonds Precision Products (Simmonds Precision Products acquisition closed shortly after FY 2025 year-end on October 6, 2025)
•Refinanced approximately $6 billion of debt, representing over 20% of TransDigm’s 2025 gross debt, extended the maturity dates of our debt to optimize our capital structure mix of debt and equity, and raised approximately $5 billion of incremental new debt used primarily for a September 2025 $90.00 per share special dividend payment

32 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
32-Year Overview
Over the past thirty-two years, TransDigm has delivered robust and consistent results by adhering to its long-term strategy. Since 1993, our net sales and EBITDA As Defined have grown by over 184x and 476x, respectively. As discussed above, a key factor in our continued success is our compensation model. Our compensation program strongly aligns our NEOs with the interests of our stockholders. Although we have made some adjustments to our executive compensation program, our philosophy remains unchanged. As further discussed on page 38, in 2025 over 94% of our CEO’s compensation is performance-based. The other NEOs are similarly aligned as over 97% of their compensation is performance-based.

Net Sales
($ in millions)
$48
$8,831
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

18% Net Sales CAGR Since TransDigm’s Formation 184x Growth in Net Sales Since TransDigm’s Formation

EBITDA as Defined
($ in millions)
$4,760
$10
1993
1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
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2019
2020
2021
2022
2023
2024
2025

21% EBITDA As Defined CAGR Since TransDigm’s Formation 476x EBITDA As Defined Growth Since TransDigm’s Formation EBITDA As Defined margin has improved to almost 54% in FY 2025 compared to 20% in FY 1993.

TransDigm Group Incorporated	2026 Proxy Statement 33

Executive Compensation
2025 Compensation Program Modifications
We did not have any changes to our compensation program in 2025. As further discussed in our stockholder outreach section, we obtained feedback regarding our compensation program from 19 investors representing 65% of our outstanding common stock. Stockholders were generally pleased with the changes we have made over the past couple years.
We believe that obtaining this feedback is important. In 2025, largely in response to changes that we had made in response to stockholder feedback, 94.4% of our stockholders who voted supported our annual advisory Say-on-Pay proposal to approve the compensation of our NEOs. We have made several notable changes over the past several years, described below, that were directly responsive to our stockholders’ feedback. We believe that implementing these enhancements, while maintaining our unique performance-driven compensation program, will further align management’s interests with those of our stockholders.

No Discretionary Equity Awards
In the past we heard feedback from our stockholders criticizing the use of discretionary option awards. We did not issue any discretionary equity awards in FY 2025, as further described below in Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives.

No Upward Discretion Used in Annual Cash Incentive
In the past our stockholders provided feedback that they would prefer for positive payout discretion not to be used on the Annual Cash Incentive for our NEOs. We did not utilize any positive payout discretion on these Annual Cash Incentives in response to this feedback in 2025.

Continued Investor Outreach	We continue our formal year-round stockholder engagement program.
Enhanced Compensation Program Disclosure
We have continued the enhanced disclosure of our executive compensation program, including how our option compensation creates strong alignment between our NEOs and stockholders and additional details regarding the mechanics of our option grants.

Use of Refreshed Peer Group	We continue to use the peer group adopted in 2024 which we believe is more reflective of our business.

34 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Compensation Program Overview
Our compensation program is designed to drive exceptional performance and align the interests of management with our stockholders. This goal is accomplished by heavily weighting compensation towards long-term performance-based options. Initial NEO awards generally vest over a five-year period based on performance, which incentivizes long-term performance and aids in retention.
More than 94% of the CEO’s compensation is comprised of performance-based compensation. In excess of 97% of the remaining NEOs’ compensation, on average, is based on performance-based compensation. Options, which make up the majority of NEO’s compensation, are subject to stringent vesting criteria, which are more fully described in the “2025 Equity Based Incentives” discussion that starts on page 41. Cash compensation generally constitutes less than 20% of our NEOs’ total compensation.

Base Salary
Fixed element of annual compensation
On average, accounts for 10% or less of NEO total compensation
Modest increases in salary.

Target Annual Cash Incentive
Short-term cash incentive with variable payout opportunities
On average, accounts for less than 10% of NEO compensation
No upward payout discretion was used for any of the NEOs
Robust and equally weighted targets of 52.7% EBITDA As Defined margin and $4.680B EBITDA As Defined dollars
We exceeded target goals for both EBITDA As Defined margin and EBITDA as Defined dollars

Long-Term Equity Awards
Long-term equity incentives in the form of performance-based stock options with multi-year vesting schedules
Long-term equity awards remain 100% at-risk and performance-based
The Compensation Committee has a policy that it will not use discretion in vesting performance-based options
Full vesting requires 17.5% compound annual growth for AOP, which aligns performance with top performing private equity funds

Summary of Key NEO Compensation Decisions and Actions in 2025

Base Salary
The salaries of Mr. Stein, Ms. Wynne, Mr. Lisman and Mr. Reiss were each increased by 6%.

Annual Cash Incentive

We achieved 116.1% of our EBITDA as Defined margin goal and 105% of our EBITDA as Defined dollars goal for our Annual Cash Incentive. The Annual Cash Incentive paid at 110.6% of the target goal as each of these metrics is equally weighted. The Compensation Committee did not exercise any discretion in the payment of Annual Cash Incentives to NEOs.

Long-Term Equity Awards
The Compensation Committee did not exercise any discretion in awarding long-term equity compensation to NEOs. Ms. Wynne and Mr. Lisman received extension grants which vest in the fourth and fifth year following the grant. Mr. Reiss received a promotion equity grant which vest equally over a period of five years. The purpose of these awards, and our long-term equity awards generally, is to drive long-term performance and retain our executives.

TransDigm Group Incorporated	2026 Proxy Statement 35

Executive Compensation
After the fiscal year end, on October 1, 2025, in connection with his promotion to CEO, the Company and Mr. Lisman entered into an amendment and restatement to Mr. Lisman’s employment agreement. In addition to making customary modifications to his employment agreement consistent with his new role as CEO (as more fully described under “Employment Agreements”), the agreement fixes a manner of calculating the magnitude of his annual option award and provides Mr. Lisman with equity compensation in lieu of cash salary and bonus. Mr. Lisman will receive $1,000 per annum to pay for his employee co-premium for health benefits, however his annual salary and incentive, traditionally paid in cash, will be converted to performance-based options. Mr. Lisman expressed willingness and desire to enter into such an arrangement based on his confidence in the Company’s long-term business plan and the increased alignment that would result between himself and TransDigm stockholders. The arrangement was modeled off of a prior arrangement between the Company and Mr. Howley when he was CEO and to which stockholders were favorably disposed.
Executive Compensation Policies and Practices
We are committed to sound executive compensation policies and practices, as highlighted in the following table.

What We Do
Equity compensation limited to performance-based options
Our stock option plans do not authorize the issuance of any full value awards, such as stock, restricted stock or other stock-based units. Our option program relies on performance-based options with robust performance criteria; we do not issue time-vested options.

Prohibition on hedging, pledging and short sales We prohibit hedging, pledging, transactions in derivatives, and short sales in TransDigm securities by all employees and directors, including our NEOs.
Equity ownership guidelines We have robust equity ownership guidelines for all of our option holders, including our NEOs.
Annual compensation risk assessment The Compensation Committee conducts an annual risk assessment of our compensation program.
Independent compensation consultant The Compensation Committee directly retains an independent compensation consultant.
Double-trigger change in control Starting with our FY 2024 options grants, we have incorporated double-trigger change in control provisions.
What We Don’t Do	No repricing We do not allow repricing of stock options without stockholder approval.
No tax gross-ups We do not provide for gross-ups of taxes, including in the event of a change in control or under Section 409A.
No evergreen employment contracts Executive employment agreements do not contain automatic renewal provisions.

36 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Compensation Committee Judgment and Discretion
The Compensation Committee, consisting entirely of independent directors, reviews and approves the compensation of TransDigm’s NEOs and acts as the administrator for TransDigm’s equity compensation plans.
The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experience of its members and input provided by its independent compensation consultant, other directors, our CEO (other than with respect to his own compensation), other members of management, and investors.
The Compensation Committee regularly evaluates TransDigm’s executive compensation program to determine if changes are appropriate. In so doing, the Compensation Committee may consult with its independent compensation consultant and management; however, the Compensation Committee makes final decisions regarding the compensation paid to our NEOs based on its own judgment. The Compensation Committee may consider factors such as individual performance, TransDigm performance, market conditions, financial goals, retention, and stockholder interests in determining compensation.
The Role of the Compensation Consultant. The Compensation Committee may periodically select and retain the services of an independent compensation consultant. The Compensation Committee did not engage a compensation consultant with respect to FY 2025 compensation. The Compensation Committee did, however, engage Exequity LLP (“Exequity”), an independent compensation consultant, in FY 2023 to review and help establish our FY 2024 peer group and evaluate FY 2024 NEO compensation. The Compensation Committee has assessed the independence of Exequity, as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Exequity. Based on this review, the Compensation Committee is not aware of any conflict of interest that has been raised by the work performed by Exequity.
The Role of Peer Companies. The Compensation Committee did not engage a compensation consultant with respect to FY 2025 compensation. The following peer group was used to evaluate TransDigm’s FY 2024 NEO compensation:
2024 Peer Group

Ametek, Inc. Aptiv PLC* Dover Corporation Eaton Corporation* Emerson Electric Fortive Corp. General Dynamics	HEICO Corporation Howmet Aerospace Inc.* Illinois Tool Works Ingersoll Rand Inc.* L3Harris Technologies, Inc. Motorola Solutions, Inc.* Northrup Grumman	Parker-Hannifin Corp. RBC Bearings Inc.* Rockwell Automation, Inc. Roper Technologies, Inc. Teledyne Technologies Inc.* Textron Inc.

* New to peer group in 2024
This group was selected based on net sales, market capitalization, and enterprise value. We use a size-based peer group because we manage our business based on EBITDA growth and enterprise value. The Compensation Committee deemed that a peer group based solely on net sales is not comparable with TransDigm because TransDigm’s market capitalization and enterprise value far exceeded those of the potential sales-based peers. The Compensation Committee considers the peer group data to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the relative size, scope, and success of TransDigm.
When identifying suitable peer companies, the Compensation Committee considered numerous factors, including:

Industry fit and business comparability Focus on companies serving the Aerospace and Defense industries and/or manufacturers of engineered components.	Comparably-sized companies Factors considered included net sales, market capitalization, total enterprise value, and EBITDA.

TransDigm Group Incorporated	2026 Proxy Statement 37

Executive Compensation
In establishing the revised peer group, the Compensation Committee sought to position TransDigm within what it believes is a reasonable range of the peer group median net sales, market capitalization, and total enterprise value.
Consistent with prior practices, Exequity excluded DEPs from its compensation analysis for two reasons—first, because DEPs are merely a mechanism for maintaining value already awarded, and second, because including DEPs are unpredictable and not considered when making compensation decisions.
The Role of the CEO and Other Members of Management. TransDigm’s management team assists the Compensation Committee with its work in designing, evaluating, and determining final payouts for NEO compensation. At the Compensation Committee’s request, for FY 2025, TransDigm’s CEO, Mr. Stein, provided input to the Compensation Committee regarding the recent performance and compensation of the other NEOs for FY 2024. This input was based on Mr. Stein’s assessment of general internal pay equity considerations, his knowledge of the other NEOs’ job responsibilities and importance to TransDigm’s overall business strategy, and Mr. Stein’s knowledge of TransDigm’s compensation philosophy. The Compensation Committee considered Mr. Stein’s evaluation and direct knowledge of each NEO’s performance and contributions when making compensation opportunity decisions for the NEOs for FY 2025. Although Mr. Stein’s input was given significant weight, the Compensation Committee retained the potential to use full discretion when determining compensation for the NEOs for FY 2025. Mr. Stein is not present during Compensation Committee voting and deliberations regarding his own compensation. TransDigm’s CFO also reviews proposed NEO compensation before it is submitted to the Compensation Committee to help ensure that it aligns with TransDigm’s financial goals.
The Role of Investors. stockholders are provided the opportunity to cast an annual advisory vote on the compensation of our NEOs. Last year, 94.4% of votes cast were in favor of our annual advisory Say-on-Pay proposal to approve the compensation of our NEOs. As described below in “Stockholder Engagement Summary” starting on page 49, in recent years we have increased our stockholder engagement. The feedback received through these discussions is strongly considered by the Compensation Committee when reviewing our executive compensation program.
2025 NEO Compensation
Our executive compensation program is designed to motivate and reward performance in a straightforward and effective way, while recognizing TransDigm’s private equity philosophy, management style, and targeted returns. The compensation of our NEOs has three primary components: base salary, target annual cash incentive, and long-term equity awards in the form of performance-based options. All other compensation includes DEPs on previously awarded and vested options.
Our executive compensation program is designed to align the compensation of our NEOs with our stockholders’ interests. The vast majority of compensation earned by NEOs is performance-based.

CEO Pay Mix

Base Salary	Target Annual Cash Incentive	All Other Compensation	Long-Term Equity Award

38 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
The following primary components of the executive compensation program continue to drive TransDigm’s performance:
2025 Annual Base Salary
Base salary is a customary, fixed element of cash compensation intended to attract and retain executives. When setting the annual base salaries of our NEOs, the Compensation Committee considers market data provided by its independent compensation consultant, internal pay equity, and TransDigm’s financial results. The Compensation Committee determined that, effective January 1, 2025, the base salaries of Mr. Stein, Mr. Lisman, Ms. Wynne and Mr. Reiss should be $1,558,200, $818,320, 768,500, and $818,320 per year, respectively. Effective August 5, 2025, Mr. Murphy was promoted to Co-COO and the Compensation Committee determined that his base salary should be $775,000.
During 2025, in response to the Boeing strike that had an impact on our OEM production, 13 of our executives voluntarily took a 20% salary reduction for three months, for a total of $420,000 savings to the Company. Mr. Stein took a salary reduction of $74,000, Messrs. Lisman and Reiss took salary reductions of $39,000, Ms. Wynne took a salary reduction of $36,000 and Mr. Murphy took a salary reduction of $25,000.
As discussed elsewhere in this proxy statement, effective October 1, 2025, Mr. Lisman will no longer receive a cash salary pursuant to the terms of his employment agreement. The only cash compensation he is entitled to is $1,000 for health insurance and related taxes. His remaining compensation will be paid in the form of performance-based options. To put this in context, 100% of the top executive of the Company with the ability to influence the achievement of the Company’s strategic goals is being compensated purely through rigorous incentives that will drive stockholder value. The Committee is confident this structure will promote the best alignment possible with our stockholders. See “Employment Agreements” for a more complete discussion of Mr. Lisman’s new compensation arrangement.
2025 Annual Cash Incentives
Our annual cash incentive program is a variable, performance-based, at-risk component of our NEOs’ compensation that is aligned with TransDigm’s annual financial results. The Compensation Committee retains the authority to increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation: degree of difficulty of the achievement of metrics when considering intervening events throughout the fiscal year; the individual’s job effectiveness; the effectiveness of executing on TransDigm’s value drivers; a pattern of clear, open, honest, and regular communication with the Board and investors, as applicable; effective succession planning and organizational development; support, maintenance, and regular evaluation of the effectiveness of TransDigm’s long term value focused strategy; or other factors. The Compensation Committee did not exercise any payout discretion in FY 2025, in large part due to prior feedback from our stockholders that they prefer that positive discretion not be used to modify annual cash incentive payouts.

No Discretion Used to Increase NEO Annual Cash Incentive Payouts for FY 2025

TransDigm Group Incorporated	2026 Proxy Statement 39

Executive Compensation
When setting the goals focused on EBITDA As Defined dollars and EBITDA As Defined margin for FY 2025, the Compensation Committee considered many factors, including various events that impact management’s ability to predict and influence performance. The Compensation Committee considered the likelihood of a range of scenarios for EBITDA As Defined dollars and EBITDA As Defined margin and factors that were projected to have an impact on FY 2025 EBITDA As Defined dollars and EBITDA As Defined margin. Based on these considerations, in January 2025, the Compensation Committee set annual threshold, target, and maximum cash incentive plan goals at levels they considered appropriately rigorous for the year and that represented strong financial performance in light of existing market conditions. The targets are adjusted on a pro forma basis to account for any acquisitions or divestitures occurring during the fiscal year. The following table indicates the goals set for these two metrics, plus our actual results for FY 2025:
Fiscal 2025 Performance Goals and Results(1)

	Threshold Goal	Target Goal	Maximum Goal
Payout Level	70%	100%	130.0%
		$4,761m

Pro Forma EBITDA As Defined Dollars	$4,206m	$4,680m	$5,155m

Pro Forma EBITDA As Defined Margin	50.7%	52.7%	54.7%

		53.7%
Indicates actual FY 2025 results

(1)	References in this proxy statement to “Pro Forma EBITDA As Defined” means EBITDA plus, as applicable for each relevant period, certain adjustments on a pro forma basis, which for FY 2025 primarily represents management’s estimates of the impact of the Company’s acquisitions over FY 2025 as if had such transactions occurred at the beginning of the fiscal year ended September 30, 2025, but otherwise defined in the same manner as the Consolidated EBITDA As Defined used to measure the ratio of our secured indebtedness required under a financial covenant of our senior secured credit facility. References in this proxy statement to “Pro Forma EBITDA As Defined margin” refers to the percentage calculated by dividing Pro Forma EBITDA As Defined by net sales, on a pro forma basis, which for FY 2025, primarily represents the aforementioned estimates by management for the applicable period.
Annual cash incentive payouts are based on a composite that reflects the extent to which TransDigm performed in relation to the target set by the Compensation Committee (the “Performance Level”). The Performance Level is equally weighted between EBITDA As Defined dollars and EBITDA As Defined margin. Each of EBITDA As Defined dollars and EBITDA As Defined margin is reviewed separately to evaluate TransDigm’s actual performance against the target. The weighted results are then combined to arrive at the Performance Level. The Performance Level corresponds to payout opportunities of 70% (threshold), 100% (target), and 130% (maximum). Annual cash incentive payments vary linearly in between these goals. No annual cash incentive payment is made if the Performance Level is below the threshold. Even if the Performance Level exceeds the maximum goal, the NEO annual cash incentive payment is capped at 130% of the target payment.
For FY 2025, our Pro Forma EBITDA As Defined dollars was $4,761 million and our Pro Forma EBITDA As Defined margin was 53.7%. These results equated to a Performance Level of 110.6%. These results exceeded our target Performance Level.

40 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Annual Cash Incentive Percentage

FY25 Result
1.106
TARGET
EVEN WITH EXCEPTIONAL PERFORMANCE, NO PAYOUT ABOVE MAXIMUM.
NO PAYOUT IF PERFORMANCE LEVEL BELOW 0.7 (70% of target).
140%
130%
120%
110%
100%
90%
80%
70%
60%
50%
0.7
1
1.3
Performance Level

For FY 2025, Mr. Stein’s, Ms. Wynne’s, Mr. Lisman’s, Mr. Reiss’ and Mr. Murphy’s target incentives were set at 150%, 100%, 100%, 100%, and 65%, respectively, of their base salaries. Mr. Murphy’s target incentive was increased to 100% upon his promotion to COO and his target percentages were pro rated over the course of the year. The Compensation Committee did not exercise discretion to increase any annual cash incentive payout. The target incentives, the calculated incentives based on the plan as described above, and the actual amounts awarded are set forth in the table below.

Name	Target Annual Incentive ($)	Calculated Annual Incentive ($)	Actual Annual Incentive Awarded ($)

Kevin M. Stein	2,337,300	2,585,054	2,585,054
Sarah L. Wynne	768,500	849,961	849,961
Michael J. Lisman	818,320	905,062	905,062
Joel B. Reiss	818,320	905,062	905,062
Patrick J. Murphy	427,083	472,354	472,354
2025 Equity Based Incentives
In FY 2025, the Compensation Committee awarded Mr. Stein, Ms. Wynne, Mr. Lisman and Mr. Reiss 38,900, 8,200, 9,850, and 15,550 options, respectively. Note that Mr. Stein’s options were forfeited in connection with his retirement pursuant to his consulting agreement dated October 1, 2025. Mr. Murphy was an Executive Vice President during the period options were granted in FY 2025; he did not receive a grant of options in FY 2025 but received a promotion grant commensurate with his promotion to Co-COO in November 2025. Ms. Wynne’s and Mr. Lisman’s awards vest equally over FY 2028 and 2029. Mr. Stein’s award vests in FY 2029. Mr. Reiss’ award vests equally in FY 2025 through FY 2029. These equity awards are described in further detail below. In each case, the portion of the award eligible for vesting vests only upon meeting rigorous performance criteria described more fully below.
Performance-Based Stock Option Program Overview
The equity component of our management’s compensation emphasizes long-term stockholder value creation through performance-based options. This is a substantial, at-risk component of our management’s compensation that is tied to performance. We believe that performance-based stock option grants motivate and incentivize management to focus on long-term performance and align the interests of our management with the interests of stockholders by reinforcing the long-term goal of increasing stockholder value. We believe that our compensation structure is a key component of TransDigm’s success, contributing to returns higher than many private equity funds and the retention of our high-performing executive team over the long-term. Approximately 320 people, including management at the corporate level and our operating units, participate in our option program.

TransDigm Group Incorporated	2026 Proxy Statement 41

Executive Compensation
Executives and other plan participants typically receive an option grant that vests 20% each year over five years in connection with hiring, promotions, and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five-year award because of a promotion, executives and other plan participants usually receive biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee has four or five years of future option vesting in order to promote maximizing long-term value and retention. Below is an illustration of a five-year promotion grant followed by biannual extension grants as well as the vesting schedule for these grants. As you can see, although the entire five-year promotion award is granted in year one, it vests over a five-year period.

42 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Starting in FY 2025, all NEOs receive annual grants of options. Shifting to annual grants for our NEOs provides more consistency in compensation year-to-year. Annual grants for NEOs will vest up to 50% in each of the fourth and fifth year following the award. Below is an illustration of a five-year promotion grant followed by annual extension grants, as well as the vesting schedule for these grants.

For Mr. Lisman for the period between FY 2026 and FY 2030, some of his grants will be considered promotion grants and some of his grants will be considered extension grants. For details, please see “Employment Agreements.”

Performance-Based Option Vesting at Rigorous Targets
Option vesting is subject to rigorous performance hurdles using an AOP metric. A description of how AOP is calculated can be found later in this section. We do not utilize discretion in determining whether options vest. The minimum threshold for any option vesting requires a 10% cumulative growth in AOP. The maximum vesting requires a growth rate of 17.5% for each performance period. TransDigm uses this compound annual growth rate range because it incentivizes management to create value for stockholders at a rate that outperforms the typical private equity model. The AOP metric focuses management on value to TransDigm’s stockholders, EBITDA As Defined growth, management of capital structure, cash generation, and acquisition performance. We believe our compensation program optimizes management incentive to drive stockholder value creation over the long-term and appropriately links compensation with financial performance.

TransDigm Group Incorporated	2026 Proxy Statement 43

Executive Compensation
The AOP metric is a measure of the intrinsic financial performance of TransDigm, that is not affected by the whims of the market like a stock price would be. AOP is calculated by subtracting net debt from the product of Pro Forma EBITDA As Defined and an acquisition-weighted market multiple, which is then divided by TransDigm’s number of diluted shares based on the treasury stock method of accounting. The AOP metric is adjusted for special dividends and share repurchases.

How Do We Calculate AOP?
(Pro Forma EBITDA As Defined x Acquisition-Weighted Market Multiple) - Net Debt(1)
Diluted Weighted Average Shares Outstanding

(1)“Net Debt” is calculated as TransDigm’s year-end consolidated total indebtedness minus cash and cash equivalents on TransDigm’s consolidated balance sheet.
TransDigm uses this calculation to determine AOP for any given year. When setting vesting targets, the prior year’s actual AOP is increased by 10% and 17.5% to set the minimum and maximum AOP target, respectively. These growth percentages, which reflect an intrinsic Internal Rate of Return (IRR), are robust goals that are on par with high performing private equity firms. No options will vest unless the minimum AOP target is met. If the minimum AOP target is met, options vest at 25%. In order to vest fully, the maximum AOP target must be achieved. Vesting percentages vary linearly in between the minimum and maximum AOP targets.
When Do Options Vest?

AOP, as reflected above, takes into consideration the following:
•    growth in EBITDA As Defined;
•    management of capital structure;
•    cash generation;
•    acquisition performance, including the acquisition price paid; and
•    the impact of option dilution on common shares outstanding.

44 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Further, the Compensation Committee has adopted a policy that it will not make discretionary amendments to any performance targets. AOP is adjusted for capital events pursuant to TransDigm’s stock option plans such as special dividends paid to stockholders and share repurchases. We believe these adjustments are appropriate and necessary to account for the early return of value to stockholders. This is the case because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets does not make the targets any easier to achieve but rather maintains the IRR targets.
Other Option Terms
Our option program also has a feature that motivates our NEOs to remain focused on long-term performance. This feature seeks to avoid the potential conflict associated with any short-term decisions targeted towards vesting in any particular year. If TransDigm exceeds the AOP maximum target in a given year, the excess achievement may be used to make up for any shortfalls in the two years both before and after the given year. Options may not carry-forward or carry-back more than $100 of AOP per year. As AOP grows, the $100 per year limitation becomes less significant. Although this feature of our compensation program has been used only once in the last five years and only twice since the history of the option program and is intended to be used infrequently, we believe it is important to maintain as it allows our NEOs to remain focused on long-term performance. This feature can also mitigate the punitive effect of significant market disruptions that occur after the AOP targets are set for a given year. For instance, a management team could perform exceptionally well in an economic downturn and fall short of the maximum AOP target for a given year, as that target was set at time when market conditions more favorable. Without this feature, the management team would be less likely to fully vest in that year, despite exceptional performance in that year. For these reasons, we believe that it is important to retain this feature that encourages our executive team to remain focused on the long-term.
In addition to vesting based on operational targets, in the event of a change in control, unvested options that were granted prior to FY 2024 will become fully vested and exercisable. As previously disclosed, we adopted double-trigger change in control provisions for NEO option awards starting in FY 2024. Beginning with options granted to NEOs in FY 2024, in the event of a change in control, any unvested options will become fully vested and exercisable only if either a replacement award is not provided in connection with such change in control, or in connection with such a replacement award the grantee’s employment is terminated for “good reason” by the grantee or without “cause” by TransDigm or its successors (as defined in the applicable employment agreement or option grant agreement) within two years following such change in control. We do not provide for any “gross up” to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.
Treatment of Options for Executives Upon Termination
Option agreements for certain officers, including all of the NEOs granted prior to FY 2025, provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after at least age 60 plus at least 15 years of service or after at least age 65 plus at least ten years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During the first fiscal year after date of grant	0%
During the second fiscal year after date of grant	20%
During the third fiscal year after date of grant	40%
During the fourth fiscal year after date of grant	60%
During the fifth fiscal year after date of grant	80%
After the fifth fiscal year end after date of grant	100%
(1)Options will continue to vest in accordance with their terms if, and only if, the performance criteria are met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

TransDigm Group Incorporated	2026 Proxy Statement 45

Executive Compensation
In FY 2025, option agreements for NEOs contain an updated retirement threshold for continued vesting. This change addresses stockholder feedback regarding discretion in vesting equity awards upon retirement and is more robust as it treats age and tenure more equitably by considering the sum of years of service and age. Starting in FY 2025, an NEO will be entitled to the post-termination vesting set forth above in connection with retirement so long as (1) the officer’s years of continuous employment with or service to the Company or any subsidiary (“Years of Service”) is equal to or exceeds 10 years, (2) the officer has six or more Years of Service in officer's most senior role, and (3) the combination of (a) the officer’s age in years, plus (b) the officer’s Years of Service equals at least 70. We tweaked this language in FY 2026 to encompass movement in executive officer roles and transitional roles as executives are nearing retirement, as is often the case.
Policies and Practices Regarding the Grant of Stock Options
Under the Company’s policies and practices, options (including those granted to NEOs) are generally granted at regularly scheduled Compensation Committee meetings during late October or early November through April. Grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are generally deferred until October or November, as vesting determinations are made after the end of each fiscal year. NEO annual awards typically occur at the end of October or early November. These Compensation Committee meetings are generally scheduled at least one year in advance. All options are granted under a stockholder-approved plan and at an exercise price equal to the closing market price of the Company’s common stock on the date of grant.
As a general matter, the Compensation Committee does not take material nonpublic information into account when determining the timing and terms of such awards. This grant timing is used to provide for a routine and regular grant practice regarding all employees’ options, and in order to make sure that the existence (or lack thereof) of material non-public information is not a factor in decisions about the timing or size of option grants. Similarly, the Company has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During FY 2025, the Company did not grant options to any NEO during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.
Options to purchase 346,664 shares of common stock were granted under the program in FY 2025. The number of shares subject to the 2019 Stock Option Plan is 4,000,000, of which 3,210,451 shares remained available for granting under the plan as of September 30, 2025.
 Dividends and Dividend Equivalents
Dividends
Dividend decisions, like at other companies, are a capital structure decision made by the Board. We do not have a policy of paying regular dividends. Instead, the Board regularly evaluates our capital allocation strategy and will declare a special dividend based on an assessment of availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under our credit facilities.
Our preference for capital allocation is to invest in existing businesses or make accretive acquisitions. But, when internal business needs are met and acquisitions are not available, we elect to allocate capital to return to stockholders through dividends or stock repurchases. Because of the dynamic state of acquisition opportunities, as well as other external forces such as the health of credit markets, geopolitical activity, competitive industry opportunities and pressures, these special dividends are unpredictable, and, unlike other companies, have historically been very large. TransDigm paid two special dividends of $75.00 and $90.00 per share, totalling $165.00 in dividends, in FY 2025.
Compensation impact is not a consideration when making dividend decisions. As discussed above in “Compensation Committee Judgment and Discretion,” dividends are also excluded from compensation decisions.
Dividend Equivalent Payments (DEPs)
DEPs pay option holders the same dividend that stockholders receive upon vesting of those options. Options are an important part of our compensation program because our compensation is heavily weighted towards long-term option compensation. After a dividend is declared, the stock price typically falls by the amount of the dividend at the ex-dividend date. Consequently, without the DEP our option holders would lose value equal to roughly the amount of the dividend. Therefore, DEPs keep option holders whole and help ensure management interests remain aligned with those of our stockholders.

46 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Absent DEPs, option holders would be at a clear disadvantage to stockholders and would be incentivized to exercise and sell their vested options sooner in order to maintain the value provided from the dividend. We believe that failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of special dividends, which might not be in the best interests of stockholders. Further, without DEPs, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns.

Option Holders Would Lose Value After a Dividend If They Did Not Receive DEPs

Share Price ($)
Dividend
Lost Value
Providing DEPs to option holders makes them whole
Before Dividend
After Dividend

Currently Mr. Lisman, Mr. Stein and Mr. Howley do not receive cash DEPs at all and our other outside directors do not receive DEPs on options they received as director compensation. Instead, they receive a reduction in strike price equal to the amount of the dividend. This approach has not been implemented for other NEOs who are not Board Members for two primary reasons. First, option holders who receive a strike price reduction in lieu of DEPs do not receive the value of the dividend until they exercise the option. Therefore, these option holders lose the time-value of the DEPs as well as the opportunity to reinvest the DEPs. These option holders only receive the strike price, with no growth, years later when they exercise the options. Second, because these option holders only receive the value of the strike price reduction when they exercise, option holders are incentivized to exercise their options earlier. As discussed above, this decreases alignment with stockholders which inhibits the effectiveness of our long-term incentive program.
Our stockholder approved stock option plans allow for payments to option holders or adjustments to the options in the event of a capital event such as an extraordinary dividend. We also have dividend equivalent plans that provide option holders the right to receive DEPs if the Board declares a dividend on our common stock. Option holders, other than our Board of Directors, including Mr. Stein, receive cash DEPs on options (i) that have vested based on rigorous performance criteria and (ii) that the option holder has chosen not to exercise even though vested. Option holders who hold vested stock options at the time a dividend is paid will receive cash DEPs equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Option holders who hold unvested stock options will receive cash DEPs equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured DEPs under TransDigm’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether TransDigm should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

TransDigm Group Incorporated	2026 Proxy Statement 47

Executive Compensation
Other Compensation Policies and Considerations
Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a publicly held company can deduct in any tax year on compensation paid to “covered employees.” The Compensation Committee does not consider tax deductibility in determining executive compensation and will award compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not tax deductible by TransDigm.
Prohibition on Hedging, Pledging and Short Sales. No director, officer, or employee is permitted to pledge TransDigm stock or engage in short sales or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of TransDigm’s stock. We allow for certain portfolio diversification transactions, such as investments in exchange funds.
Equity Ownership Guidelines. We require management to maintain a significant personal investment in TransDigm. We increased our equity ownership guidelines in November 2023 in response to stockholder feedback. Mr. Lisman is required to retain $10,000,000 in equity ownership, half of which must be retained in stock and the remainder of which can be in the form of in-the-money vested options. All of the other NEOs are required to retain three times their salary, half of which must be retained in stock. All continuing NEOs have five years to meet these requirements. NEOs cannot exercise any options unless they have met the ownership requirements. All NEOs are currently in compliance with these updated ownership requirements. Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse, or the individual’s children. All of TransDigm’s other existing option holders are also required to maintain ownership of a minimum value of stock or vested options.
CEO and NEO Ownership Requirements

48 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Stockholder Engagement Summary
2025 Engagement, Feedback & Responses
FY 2025 was a notable year for TransDigm, punctuated by very strong Say-on-Pay results at our 2025 Annual Meeting. There was significant improvement in our Say-on-Pay results (a 37 percentage point increase) compared to the prior year’s annual meeting results.
Throughout FY 2025, we reached out to 46 of our top 55 stockholders, which represent over 75% of our outstanding common stock. We conducted engagements with stockholders representing 65% of our outstanding common stock as result of this outreach. Given our significant year-over-year improvements in governance and compensation practices and our strong Annual Meeting results, we were not surprised that several shareholders we contacted, ~7%, declined to engage this year. These shareholders communicated that they did not have any outstanding questions or concerns.
Stockholder Outreach Efforts

Engagements were led by senior leaders of TransDigm and included participation from Compensation Committee members and our LID for select engagements. The issues in focus during engagements were more balanced across compensation and governance topics than in prior years. We believe this shift was driven by two primary factors: 1) Our efforts to improve our compensation practices in recent years have led to a program that better aligns with shareholder expectations, as demonstrated by our Say-on-Pay result; and 2) Other notable developments – including our CEO transition and Director appointments – were top of mind for shareholders.

TransDigm Group Incorporated	2026 Proxy Statement 49

Executive Compensation
We received valuable feedback in our conversations with stockholders, both positive and constructive and across a range of topics. Overall, the feedback we received from stockholders was positive. Stockholders continue to recognize the extensive enhancements we have made to our executive compensation program, disclosure, and corporate governance practices in recent years and communicated their appreciation for our responsiveness to their concerns. We also received constructive feedback on how we can continue to improve our practices. Below is a summary of the feedback that we received and our responses.

Feedback	TransDigm Response

Stockholder Engagement
Our stockholders recognize that we have expanded our stockholder engagement efforts in recent years. Stockholders are appreciative of our enhanced engagement efforts and responsiveness and believe we should maintain our current practices.
We are committed to maintaining our enhanced approach to stockholder engagement and being responsive on issues highlighted by our stockholders. Our engagement program not only includes outreach to stockholders leading up to the annual meeting, but a cycle of outreach mid-year (late summer to fall) to gather feedback subsequent to our annual meeting. Directors will continue to participate in select engagement with stockholders.
Corporate Governance
Some stockholders suggested that, given our current Board leadership structure, we should consider improving the overall independence of our Board.	This feedback was received prior to non-independent director, Kevin Stein (TransDigm’s former CEO), not standing for re-election at the 2026 Annual Meeting. Mr. Stein’s retirement from the Board improves the Board’s overall independence. The process of reviewing potential new Board members is ongoing to identify the appropriate candidate(s) for the future and independence is taken into consideration as part of that evaluation. We will continue to engage with our stockholders about the strategic evolution of our Board.
Stockholders were interested in our ongoing board refreshment process and priorities, including how we are considering diversity in such process.	The Board is comprised of directors with diverse expertise and backgrounds, which we believe enables thoughtful decision-making. In October 2025, we welcomed two new directors: Mike Lisman, who joined the Board in connection with his promotion to CEO, and Pete Palmer, a former TransDigm Executive Vice President. The Board is committed to identifying qualified female and minority candidates for consideration for the Board. The process of reviewing potential new Board members is ongoing to identify the appropriate candidate(s) for the future. We will continue to engage with our stockholders about the strategic evolution of our Board.
Stockholders voiced interest in better understanding our management of cybersecurity risk especially given that it is an emerging and continually evolving risk.	The Board is continually monitoring and assessing risk for TransDigm including cybersecurity risk. Cybersecurity risk has received heightened attention from the Board over the past several years as the risk continues to evolve. Disclosures regarding the Board oversight of TransDigm’s risk management practices can be found within “Responsible Stewardship & Role of the Board of Directors” on page 10 and “Board Oversight of Risk Management” on page 11.
Executive Compensation
Most stockholders expressed a belief that our executive compensation plan design aligns CEO and NEO pay with TransDigm performance and stockholders.	While the structure of our long-term incentive plan may look different than many other companies, it ultimately drives pay for performance alignment, which we recognize is a foundational tenet of how our stockholders evaluate Say-on-Pay. We will continue to solicit feedback from stockholders in the future.
Stockholders expressed appreciation for no discretion utilized by the Compensation Committee's in the payout of FY 2024 annual incentive bonuses, one-off equity retention awards, and special provisions for equity vesting upon retirement. Stockholders preferred that practice continue in FY 2025 and beyond.
We understand that stockholders have a strong belief that payout or vesting discretion should be used in rare circumstances and, when utilized, be thoroughly explained in the proxy disclosures. In FY 2025, no payout or vesting discretion was utilized in any component of our compensation program. We are committed to use payout or vesting discretion only in extraordinary circumstances and provide fulsome disclosure if/when such a circumstance does arise.

50 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation

Stockholders value the 17.5% AOP target set for full vesting on the performance-based stock option awards and view such AOP target to be strong and rigorous.	We appreciate stockholders recognizing the rigor of our compensation program and performance targets. The Compensation Committee will continue to set ambitious targets that align with our long-term strategy and our shareholders’ expectations. Our AOP target plays a key role in driving long-term value and incentivizing key talent within the business.
Stockholders were interested to understand the details of the compensation arrangement for our new CEO. Mike Lisman became TransDigm’s President & CEO on October 1, 2025.	Many of our stockholder engagements occurred before Mr. Lisman’s official start date as CEO on October 1, 2025 and prior to the disclosure of his employment agreement. Details of Mr. Lisman’s compensation can be found in the Form 8-K filed with the SEC on October 1, 2025. Discussion of Mr. Lisman’s compensation arrangement can be found within section “Employment Agreements” on page 59. Further details of Mr. Lisman’s compensation will be included in our 2026 Proxy Statement.
Other Topics
Stockholders value the continued enhancement of our compensation and governance practices each year in the annual proxy.	We appreciate stockholders sharing their perspectives on the disclosures they find most valuable. We will continue to solicit and evaluate feedback on our disclosure practices to help us best meet investor expectations. We continue to evaluate and refine disclosures throughout the proxy preparation each year.
The Board will continue to thoughtfully review each piece of feedback we receive from stockholders and evaluate the appropriate path forward. We are pleased that our stockholders recognize the improvements we have made in recent years, and we look forward to continuing to engage meaningfully in the future.
Clawback Policy
We maintain a Compensation Clawback Policy that complies with required NYSE and SEC standards. The Clawback Policy provides for the prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received on or after October 2, 2023 by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is in general limited to any compensation granted, earned, or vested based wholly or in part on the attainment of one or more financial reporting measures.
In general, we may utilize a broad range of recoupment methods under the Clawback Policy. The Clawback Policy does not condition clawback on the fault of the executive officer, but we are not required to clawback amounts in limited circumstances where the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amounts but the direct expenses paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would cause the non-compliance of a tax-qualified retirement plan under the Internal Revenue Code and applicable regulations. Operation of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. We may not indemnify any such executive officer against the loss of such recovered compensation.

TransDigm Group Incorporated	2026 Proxy Statement 51

Executive Compensation
Insider Trading Policy
We have adopted an insider trading policy and procedures applicable to our officers, directors, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards.
Our Amended and Restated Insider Trading and Confidentiality Policy Statement (“Insider Trading Policy”) prohibits our officers, directors, and employees and related persons and entities from trading in securities of TransDigm and other companies with whom we transact business while in possession of material, nonpublic information. Our Insider Trading Policy also generally prohibits our officers, directors, and employees from disclosing material, nonpublic information regarding TransDigm.
Our Insider Trading Policy requires that our executive officers and directors and other designated employees only transact in TransDigm securities during an open window period, subject to limited exceptions. In addition, our Insider Trading Policy requires that our executive officers and directors and certain other designated employees obtain approval in advance of transactions in TransDigm securities.
Compensation Committee Interlocks and Insider Participation
Messrs. Barr, McCullough, and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

52 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Fiscal 2025 Summary Compensation Table
The following information is set forth with respect to our President and CEO, CFO, and TransDigm’s three other most highly compensated executive officers serving as an executive officer at September 30, 2025.

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Kevin M. Stein, President, Chief Executive Officer, and Director	2025	1,462,650	—	21,119,926	2,585,054	20,800	25,188,430
	2024	1,452,500	—	15,822,774	2,511,495	1,645,600	21,432,369
	2023	1,372,500	—	20,179,574	2,275,000	18,300	23,845,374
Sarah L. Wynne, Chief Financial Officer	2025	721,375	—	4,452,015	849,961	9,827,955	15,851,306
	2024	712,500	—	18,131,840	825,775	2,014,405	21,684,520
	2023	570,208	81,152	1,578,426	541,017	332,675	3,103,479
Michael J. Lisman, Co-Chief Operating Officer	2025	768,140	—	5,347,848	905,062	26,856,822	33,877,872
	2024	762,750	—	17,126,019	879,308	6,048,850	24,816,927
	2023	720,000	—	9,336,999	764,400	2,176,190	12,997,589
Joel B. Reiss, Co-Chief Operating Officer	2025	768,140	—	8,442,541	905,062	29,380,469	39,496,212
	2024	747,750	—	12,037,422	879,308	7,760,250	21,424,730
	2023	568,333	79,885	1,578,426	532,567	837,350	3,596,562
Patrick J. Murphy, Co-Chief Operating Officer	2025	551,400	—	—	472,354	12,819,880	13,843,634

(1)Amounts reported for FY 2025 represent base salaries paid for service during FY 2025, and include any base salary deferred into TransDigm’s qualified 401(k) plan by the NEOs for FY 2025. For more information about FY 2025 base salaries for the NEOs, see “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Annual Base Salary” above.
(2)TransDigm has a performance-based annual incentive plan, with Compensation Committee discretion to adjust award payouts by up to 20%. No positive payout discretion was used in FY 2025. The calculated amount is disclosed in the Non-Equity Incentive Plan Compensation column. For more information about the operation of the FY 2025 annual cash incentive program, see “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Annual Cash Incentives” above.
(3)Amounts reported for FY 2025 represent the grant date fair values of performance-based stock options awarded during FY 2025 under TransDigm’s applicable stock option plan. See Note 16 of the Notes to the Consolidated Financial Statements included in TransDigm’s 2025 Form 10-K for information on the grant date fair value of such awards and a description of the assumptions used in that computation. The actual value of such stock options will depend on whether the options vest and the trading price of the stock at both the time of exercise and the time the underlying stock is ultimately sold. For more information about the operation of the FY 2025 stock option grants, see “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives” above. All of Mr. Stein’s options reported in 2025 (as well as all of the 2024 options and a portion of the 2023 options) were forfeited upon his retirement on October 1, 2025. See notes to “Outstanding Equity Awards at 2025 Fiscal Year-End”.
(4)TransDigm has a performance-based annual cash incentive plan, which permits the Compensation Committee to apply discretion to adjust award payouts by up to 20%. No positive payout discretion was used in FY 2025. The total amounts reported for FY 2025 represent calculated payouts under the performance-based annual incentive plan for predetermined performance measures and goals for FY 2025, as described above. For more information about the awards reported in this column for FY 2025, see “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives” and “Compensation Discussion and Analysis – 2025 NEO Compensation – Retention Bonus Plan” above.
(5)Amounts reported for FY 2025 include: (1) the annual TransDigm contribution and matching contribution under the 401(k) plan for NEOs as follows: Mr. Stein, $20,800; Ms. Wynne, $20,800; Mr. Lisman, $20,932; Mr. Reiss, $20,619; and Mr. Murphy, $20,800; and (2) DEPs on vested but unexercised stock option awards under TransDigm’s dividend equivalents plans relating to dividends declared and paid on TransDigm’s common stock as follows: Mr. Stein, $0; Ms. Wynne, $9,807,155; Mr. Lisman, $26,835,890; Mr. Reiss, $29,359,850; and Mr. Murphy, $12,799,080. For more information about the operation of the DEPs program in FY 2025, see “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives – Dividends and Dividend Equivalents” above.

TransDigm Group Incorporated	2026 Proxy Statement 53

Executive Compensation
Fiscal 2025 Grants of Plan-Based Awards
The following table sets forth information concerning options granted and short-term cash incentive award targets set in FY 2025 for the NEOs (in dollars, except for estimated future payouts under equity plans).

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards (per share) ($)	Option Award Grant Date Fair Value of Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold(1) (#)	Target(2) (#)	Maximum (#)

Kevin M. Stein	Annual Incentive	10/31/2024	1,636,110	2,337,300	3,038,490	—	—	—	—	—
	Performance-based Option (3)	10/31/2024	—	—	—	9,725	38,900	38,900	1,302.30	21,119,926
Sarah L. Wynne	Annual Incentive	10/31/2024	537,950	768,500	999,050	—	—	—	—	—
	Performance-based Option (4)	10/31/2024	—	—	—	2,050	8,200	8,200	1,302.30	4,452,015
Michael J. Lisman	Annual Incentive	10/31/2024	572,824	818,320	1,063,816	—	—	—	—	—
	Performance-based Option (4)	10/31/2024	—	—	—	2,463	9,850	9,850	1,302.30	5,347,848
Joel B. Reiss	Annual Incentive	10/31/2024	572,824	818,320	1,063,816	—	—	—	—	—
	Performance-based Option (5)	10/31/2024	—	—	—	3,888	15,550	15,550	1,302.30	8,442,541
Patrick J. Murphy	Annual Incentive	10/31/2024	296,839	427,083	551,273	—	—	—	—	—
(1)Calculated to represent the amount that would vest if the minimum performance criteria were met in the applicable years. If the minimum performance criteria is between the amount required to vest the minimum annual amount and the amount required to vest the maximum annual amount, the percent of options that vest will be determined by linear interpolation. Any options that do not vest in a year because of a shortfall of AOP (as defined in “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives”) may vest in the following two years if there is an excess of AOP in such years. In addition, any excess in AOP in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may more than $100 of AOP be carried forward or carried back and any amounts used in calculating current year, prior year or future year AOP may not be used more than once. AOP targets are adjusted for anti-dilutive reasons, including special dividends and share repurchases, and the adjusted AOP targets as of September 30, 2025 are set forth in the footnotes below. The AOP calculation is explained in more detail above in “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives.”
(2)Target amounts are not established under the grant but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.
(3)Options vest in 2029 as follows: 25% if AOP is at least $628.31 per diluted share in 2029 and 100% if AOP is at least $886.65 per diluted share in 2029. All of these options were forfeited upon Mr. Stein’s retirement on October 1, 2025.
(4)Options vest equally in 2028 - 2029 as follows: 12.5% if the AOP is at least $571.19 and 50% if the AOP is at least $754.60 per diluted share in 2028 and 12.5% if the AOP is at least $628.31 and 50% if the AOP is at least $886.65 per diluted share in 2029.
(5)Options vest equally in 2025 - 2029 as follows: 5% if the AOP is at least $429.15 and 20% if the AOP is at least $465.16 per diluted share in 2025 (the AOP was $530.12 in 2025 so 20% of the options vested), 5% if the AOP is at least $472.06 and 20% if the AOP is at least $546.56 per diluted share in 2026, 5% if the AOP is at least $519.27 and 20% if the AOP is at least $642.21 per diluted share in 2027, 5% if the AOP is at least $571.19 and 20% if the AOP is at least $754.60 per diluted share in 2028 and 5% if the AOP is at least $628.31 and 20% if the AOP is at least $886.65 per diluted share in 2029.

Grants made in FY 2025 are described more fully in the Compensation Discussion and Analysis section of this proxy statement. More information concerning the terms of the NEO’s employment agreements is provided under the section titled “Employment Agreements” of this proxy statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for the CEO and the other NEOs is provided under the section of this proxy statement entitled “Compensation Discussion and Analysis – 2025 NEO Compensation.”

54 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth information concerning unexercised options as of September 30, 2025 with respect to the NEOs.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price (per share)(12) ($)	Option Expiration Date

Kevin M. Stein	53,500	—		105.88	4/25/2028
	50,000	—		341.28	11/15/2029
	68,000	—		342.31	11/11/2030
	—	49,350	(1)	424.50	11/12/2031
	—	83,100	(2)	382.80	11/9/2032
	—	41,800	(3)	669.73	11/2/2033
	—	38,900	(4)	1,212.30	10/31/2034
Sarah L. Wynne	5,000	—		559.78	11/15/2029
	18,000	—		560.81	11/11/2030
	10,920	2,730	(5)	643.00	11/12/2031
	—	6,500	(6)	582.80	11/9/2032
	19,160	28,740	(7)	869.73	11/2/2033
	—	8,200	(8)	1,302.30	10/31/2034
Michael J. Lisman	92,000	—		347.17	11/5/2028
	57,700	—		560.81	11/11/2030
	—	38,450	(6)	582.80	11/9/2032
	—	18,000	(9)	869.73	11/2/2033
	9,200	13,800	(7)	1,059.92	1/24/2034
	—	9,850	(8)	1,302.30	10/31/2034
Joel B. Reiss	50,000	—		284.97	11/8/2027
	43,000	—		476.81	4/25/2029
	32,100	—		559.78	11/15/2029
	14,300	14,300	(10)	643.00	11/12/2031
	—	6,500	(6)	582.80	11/9/2032
	12,720	19,080	(7)	869.73	11/2/2033
	3,110	12,440	(11)	1,302.30	10/31/2034
Patrick J. Murphy	2,900	—		269.42	11/10/2026
	1,750	—		347.17	11/5/2028
	32,800	—		559.78	11/15/2029
	17,520	4,380	(5)	643.00	11/12/2031
	—	6,500	(6)	582.80	11/9/2032
	18,060	27,090	(7)	869.73	11/2/2033
(1)Options generally vest as follows: 25% if AOP is at least $0 and 100% if AOP is at least $53.72 in 2026. AOP targets are adjusted for anti-dilutive reasons, including special dividends and share repurchases, and the adjusted AOP targets as of September 30, 2025 are set forth in the footnotes herein. The AOP calculation is explained in detail above in “Compensation Discussion and Analysis – 2025 NEO Compensation – 2025 Equity Based Incentives.”
(2)Options generally vest as follows: 25% if AOP is at least $132.76 and 100% if AOP is at least $236.74 in 2027. 16,620 of these options were forfeited upon Mr. Stein’s retirement on October 1, 2025.
(3)All of these options were forfeited upon Mr. Stein’s retirement on October 1, 2025.
(4)All of these options were forfeited upon Mr. Stein’s retirement on October 1, 2025.
(5)Remaining unvested options generally vest as follows: 5% of the total award if the AOP is at least $0 and 20% of the total award if the AOP is at least $53.72 in 2026.
(6)Options generally vest as follows: 12.5% of the total if the AOP is at least $120.69 and 50% of the total award if the AOP is at least $201.48 in 2026 and 12.5% if the AOP is at least $132.76 and 50% if the AOP is at least $236.74 in 2027.
(7)Remaining unvested options generally vest as follows: 5% if the AOP is at least $307.28 and 20% if the AOP is at least $398.5 in 2026; 5% if the AOP is at least $338.01 and 20% if the AOP is at least $468.24 in 2027; and 5% if the AOP is at least $371.81 and 20% if the AOP is at least $550.18 in 2028.
(8)Options generally vest as follows: 12.5% if the AOP is at least $571.19 and 50% if the AOP is at least $754.60 in 2028 and 12.5% if the AOP is at least $628.31 and 50% if the AOP is at least $886.65 in 2029.
(9)Options generally vest as follows: 12.5% of the total award if the AOP is at least $338.01 and 50% of the total award if the AOP is at least $468.24 per diluted share in 2027; and 12.5% of the total award if the AOP is at least $371.81 and 50% of the total award if the AOP is at least $550.18 per diluted share in 2028.
(10)Remaining unvested options generally vest as follows: 12.5% if AOP is at least $0 and 50% if AOP is at least $53.72 in 2026.
(11)Remaining unvested options generally vest as follows: 5% of the total award if the AOP is at least $472.06 and 20% of the total award if the AOP is at least $546.56 in 2026; 5% of the total award if the AOP is at least $519.27 and 20% of the total award if the AOP is at least $642.21 in 2027; 5% of the total award if the AOP is at least $571.19 and 20% of the total award if the AOP is at least $754.60 in 2028; and 5% of the total award if the AOP is at least $628.31 and 20% of the total award if the AOP is at least $886.65 in 2029.
(12)Exercise prices for Mr. Stein have been reduced on an equitable, anti-dilution basis by the amount of dividends declared in FY 2022 ($18.50), FY 2023 ($35.00) and FY 2025 ($165.00) in lieu of receiving DEPs in cash.

TransDigm Group Incorporated	2026 Proxy Statement 55

Executive Compensation
Option Exercises and Stock Vested in Fiscal 2025
The following table sets forth information with respect to the number of shares acquired by the NEOs upon exercise of options and the value realized through such exercise during FY 2025.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Kevin M. Stein	100,000	110,680,614
Sarah L. Wynne	5,000	4,457,965
Michael J. Lisman	0	0
Joel B. Reiss	36,300	40,545,216
Patrick J. Murphy	2,650	3,266,663
Potential Payments Upon Termination or Change in Control as of September 30, 2025
All of the NEOs have severance benefits governed by their employment agreements.
Mr. Stein retired on September 30, 2025. Mr. Stein was not entitled to any severance benefit pursuant to the terms of his employment agreement.
Pursuant to the terms of their respective employment agreements, if Mr. Lisman, Ms. Wynne, Mr. Reiss, or Mr. Murphy is terminated for cause (as defined in the applicable employment agreement), he or she will receive only any unpaid but accrued base salary and benefits. As of September 30, 2025, none of Mr. Lisman, Ms. Wynne, Mr. Reiss or Mr. Murphy had unpaid but accrued base salary or benefits. Options generally cease being exercisable upon a termination of an awardee’s employment with the Company for Cause (as defined in an applicable employment agreement). If Ms. Wynne, Mr. Reiss, or Mr. Murphy is terminated by reason of death or disability or without cause by TransDigm or voluntarily resigns for good reason (each as defined in his or her agreement and described under “Employment Agreements” below), he or she will receive (a) 1.25 times his or her annual salary, (b) 1.25 times the greater of (i) all bonus paid or payable to him or her for the fiscal year immediately prior to the date of termination or (ii) the target bonus for the fiscal year in which the date of termination occurs, determined in accordance with TransDigm’s bonus program, if any, and (c) 18 times the monthly cost of the difference between his or her employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage. In each case, the amount will be payable in equal monthly installments over the 12-month period following his or her termination. Mr. Lisman was also subject to the same provisions pursuant to his employment agreement as of September 30, 2025. Mr. Lisman’s current employment agreement provides that if he is terminated by reason of death or disability or without cause by TransDigm or voluntarily resigns for good reason (as defined in his employment agreement and described under “Employment Agreements” below), he will receive (a) 2.0 times his annual salary less an amount equal to any amount of base salary for the remainder of the year that has already been paid to Mr. Lisman via a grant of options, (b) 2.0 times the greater of (i) all bonuses paid or payable to him for the fiscal year immediately prior to the date of termination or (ii) the target bonus for the fiscal year in which the date of termination occurs, determined in accordance with TransDigm’s bonus program, if any, less an amount equal to any amount of bonus for the remainder of the year that has already been paid to Mr. Lisman via a grant of options, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage. The amount will be payable in equal monthly installments over the 12-month period following his termination.

56 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
In addition, certain option grants for Mr. Stein, Mr. Lisman, Mr. Reiss, Ms. Wynne, or Mr. Stein have post-service vesting provisions. If any of them had died, become disabled, been terminated by TransDigm without cause or resigned his or her employment for good reason on September 30, 2025, he or she would have had options be permitted to vest in accordance with their terms as set forth in the table below.

Name	Number of Unvested Options (#)	Option Expiration Date	Number of Options Permitted to Continue to Vest upon Termination (9/30/25) (#)

Kevin M. Stein (1)	49,350	11/12/2031	29,610
	83,100	11/9/2032	33,240
	41,800 (2)	11/2/2033	8,360
	38,900 (2)	10/31/2034	—
Sarah L. Wynne	2,730	11/12/2031	1,638
	6,500	11/9/2032	2,600
	28,740	11/2/2033	5,748
	8,200	10/31/2034	—
Michael J. Lisman	38,450	11/9/2032	15,380
	18,000	11/2/2033	3,600
	13,800	1/24/2034	2,760
	9,850	10/31/2034	—
Joel B. Reiss	14,300	11/12/2031	8,580
	6,500	11/9/2032	2,600
	19,080	11/2/2033	3,816
	12,440	10/31/2034	—
Patrick J. Murphy	4,380	11/12/2031	2,628
	6,500	11/9/2032	2,600
	27,090	11/2/2033	5,418
(1)Pursuant to his consulting agreement, on October 1, 2025, Mr. Stein forfeited the 38,900 options expiring in 2034 and 41,800 options expiring in 2023, as well as 16,620 of the options expiring in 2032.
(2)All of these options were forfeited upon Mr. Stein’s retirement on October 1, 2025.
TransDigm’s equity plans or awards have provisions for accelerated vesting in certain circumstances on a change in control. For options granted prior to FY 2024, in the event of a change in control, unvested options will become fully vested and exercisable. Beginning with options granted to executive officers in FY 2024, in the event of a change in control, any unvested options will become fully vested and exercisable only if either a replacement award is not provided in connection with such change in control, or if in connection with such a replacement award the grantee’s employment is terminated for “good reason” by the grantee or without “cause” by TransDigm or its successors (as defined in the applicable employment agreement or stock option agreement) within two years following such change in control. If a change in control had occurred on September 30, 2025, Mr. Stein, Ms. Wynne, Mr. Lisman, Mr. Reiss, and Mr. Murphy would have had 132,450, 9,230, 38,450, 20,800, and 37,970 options, respectively, vest, with an unrealized value of $121,811,994, $6,621,735, $28,269,209, $14,431,716 and $19,879,694, respectively (assuming the change in control price was $1,318.02, the closing price of our stock on the NYSE on September 30, 2025, but that none of these NEOs experienced a qualifying termination of employment on such date). Additionally, if in connection with such change in control a replacement award was not provided Mr. Stein, Ms. Wynne, Mr. Lisman, Mr. Reiss, and Mr. Murphy would have had an additional 80,700, 36,940, 41,650, 31,520 and 0 options, respectively, vest with an intrinsic but unrealized value of $31,211,030, $13,012,759, $11,785,842, $8,748,930 and $0, respectively (assuming the change in control price was $1,318.02, the closing price of our stock on the NYSE on September 30, 2025). If in connection with a replacement award the named executive’s employment is terminated for “good reason” by the named executive or without “cause” by TransDigm or its successors within two years following such change in control, the named executive’s compensation would also include amounts listed in the column for “Termination without Cause” or “Voluntary Termination for Good Reason,” as applicable, in the table below.

TransDigm Group Incorporated	2026 Proxy Statement 57

Executive Compensation
In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2025, the NEOs would have been entitled to receive the following aggregate amounts:

Name	Change in Control ($)(1)	Change in Control and Qualifying Event ($)(2)	Termination for Cause ($)	Termination without Cause ($)	Termination for Death/ Disability ($)	Voluntary Termination for Good Reason ($)	Voluntary Termination Without Good Reason ($)

Kevin M. Stein (3)	121,811,994	153,023,024	31,211,030	8,173,742	8,173,742	8,173,742	—
Sarah L. Wynne	6,621,735	19,505,589	13,012,759	2,016,776	2,016,776	2,016,776	—
Michael J. Lisman	28,269,209	39,900,209	11,785,842	2,131,490	2,131,490	2,131,490	—
Joel B. Reiss	14,431,716	23,180,646	8,748,930	2,150,833	2,150,833	2,150,833	—
Patrick J. Murphy	19,879,694	19,879,694	—	1,531,399	1,531,399	1,531,399	—
(1)These amounts assume that the NEO was not terminated in connection with the change in control. If the named executive was terminated without cause in connection with a change in control, his or her compensation would also include amounts listed in the column for “Termination without Cause.”
(2)These amounts assume that either NEO did not receive a replacement award in connection with the change in control or in connection with such a replacement award the named executive’s employment is terminated for “good reason” by the named executive or without “cause” by TransDigm or its successors (as defined in the applicable employment agreement or stock option agreement) within two years following such change in control. If the named executive’s employment is terminated for “good reason” by the named executive or without “cause” by TransDigm or its successors within two years following such change in control, the named executive’s compensation would also include amounts listed in the column for “Termination without Cause” or “Voluntary Termination for Good Reason,” as applicable.
(3)Mr. Stein retired effective September 30, 2025.
Employment Agreements
Mr. Stein entered into an amended and restated employment agreement with TransDigm to serve as CEO in April 2018 and amended such agreement in February 2024. Mr. Stein retired as CEO on September 30, 2025 and accordingly, his employment agreement is terminated. Mr. Stein is being paid a retainer of $25,000 per month under a consulting agreement entered into on October 1, 2025 pursuant to which he is available to render services to the Company through September 30, 2027.
Mr. Lisman entered into a second amended and restated employment agreement with TransDigm effective October 1, 2025 in connection with his promotion to CEO. The agreement replaced the amended and restated agreement dated July 23, 2023 under which he served during FY 2025. Unless earlier terminated by TransDigm or Mr. Lisman, the term of his agreement extends until September 30, 2030, with no automatic right of renewal.
Ms. Wynne entered into an amended and restated employment agreement with TransDigm in July 2023 in connection with her promotion to CFO. Unless earlier terminated by TransDigm or Ms. Wynne, the term of her agreement extends until September 30, 2028, with no automatic right of renewal.
Mr. Reiss entered into an amended and restated employment agreement with TransDigm in July 2023 in connection with his promotion to Co-COO. Unless earlier terminated by TransDigm or Mr. Reiss, the term of his agreement extends until September 30, 2028, with no automatic right of renewal.
Mr. Murphy entered into an employment agreement with TransDigm on August 5, 2025 in connection with his promotion to Co-COO. Unless earlier terminated by TransDigm or Mr. Murphy, the term of his agreement extends until September 30, 2030, with no automatic right of renewal.
The agreements generally provide for salary, short-term incentive eligibility and eligibility to participate in Company plans. Commencing in October 2025, Mr. Lisman’s annual base salary will be fixed and he will be eligible to take his salary and his annual incentive in performance based options. Specifically, for the period from October 1, 2025 through December 31, 2026, Mr. Lisman’s annual base salary will be $1,250,000. His base salary will be $1,450,000 per annum for calendar year 2027, $1,650,000 per annum for calendar year 2028, $1,720,000 per annum for calendar year 2029, and $1,800,000 per annum for calendar year 2030, or such higher amount as determined by the Compensation Committee. Mr. Lisman will receive $1,000 of that amount in cash to cover his employee co-premiums for health benefits and related taxes. The remainder of the base salary will be paid by the issuance of performance-vesting options in lieu of cash determined in accordance with the following sentence. The number of options will be determined by taking the applicable salary minus $1,000 times 1.375 and then using the amount derived from that calculation as the value of the option award. The number of options will be determined on a Black Scholes basis (using consistent

58 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
application of the assumptions over time as fixed in the agreement) and valued using the average closing prices for the 45 trading days immediately prior to two days preceding the grant date. The options will be eligible to vest 80% at the end of the fiscal year in which the options were granted and 20% at the end of the first fiscal year following the date of grant. In addition, Mr. Lisman is entitled to participate in the Company’s annual cash incentive plan with a target of 125% of his base salary in fiscal years 2026 and 2027 and 150% of his base salary thereafter, but the annual incentive will be paid by the issuance of performance-based options in lieu of cash as determined in an identical manner as the manner in which the number of options in lieu of salary is determined. The options granted in lieu of the annual incentive will be 80% vested on the date of grant and 20% will be eligible to vest at the end of the fiscal year in which the options were granted. Mr. Lisman may make a one-time election to switch back to receiving cash compensation.
Mr. Lisman’s employment agreement also fixes the value of annual performance-based options he will receive as long-term incentives. Specifically, the agreement provides that in fiscal 2026 Mr. Lisman will receive a CEO promotion grant with a fixed Black Scholes value (as described more fully in the agreement) of $41,600,000, which will vest over five years. Because the value of Mr. Lisman’s equity grants is less than the prior CEO, going forward the Compensation Committee’s goal is to provide a ramp-up of Mr. Lisman’s equity at work; accordingly, a portion of Mr. Lisman’s equity grants will be considered promotion grants vesting over five years and a portion of Mr. Lisman’s equity grants will be annual grants. As such, in fiscal 2027 Mr. Lisman will receive a grant with a fixed Black Scholes value of $23,700,000, of which $9,000,000 will be a promotion grant that will vest over five years and $14,700,000 will be an annual extension grant that will be eligible to vest in the fourth and fifth years following the date of grant; in fiscal 2028 Mr. Lisman will receive a grant with a fixed Black Scholes value of $26,000,000, of which $9,000,000 will be a promotion grant that will vest over five years and $17,000,000 will be an annual extension grant that will be eligible to vest in the fourth and fifth years following the date of grant; in fiscal 2029 Mr. Lisman will receive a grant with a fixed Black Scholes value of $20,400,000, of which $2,700,000 will be a promotion grant that will vest over five years and $17,700,000 will be an annual extension grant that will be eligible to vest in the fourth and fifth years following the date of grant; and in fiscal 2030 Mr. Lisman will receive a grant of $21,200,000, of which $2,840,000 will be a promotion grant that will vest over five years and $18,360,000 will be an annual extension grant that will be eligible to vest in the fourth and fifth years following the date of grant.
The employment agreements for all of the NEOs provide that if an NEO is terminated for any reason, he or she will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by TransDigm. In addition, if his employment is terminated:
•without cause (as defined in his or her employment agreement);
•by the NEO for certain enumerated good reasons, which include: a material diminution in his or her title, duties or responsibilities, without his or her prior written consent; a reduction of his or her aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; or any material breach of this Agreement by TransDigm. In the case of Mr. Lisman, good reason also includes if TransDigm requires him, without his prior written consent, to be based at any location that requires a relocation greater than 30 miles from Cleveland, Ohio; or TransDigm; or
•due to his or her death or disability (as defined in his or her employment agreement);
then TransDigm will pay the severance described elsewhere in this proxy statement.
During the term of each executive officer’s employment and following any termination of his or her employment, for a period of (a) two years in the case of Mr. Lisman and (b) 12 months in the case of a termination without cause or for enumerated good reasons or 24 months in the event of voluntary termination without enumerated good reasons or termination for cause in the case of the other NEOs, the NEO will be prohibited from engaging in any business that competes with any business of TransDigm or its subsidiaries. In addition, during the term of employment and for the two-year period following the termination of each executive officer’s employment for any reason, he or she will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, TransDigm during the 12-month period prior to the date of the termination of his or her employment, to terminate their employment or consulting relationship with TransDigm. Under the terms of his or her employment agreement, each NEO is also subject to certain confidentiality and non-disclosure obligations, and TransDigm has agreed, so long as the NEO is not in breach of certain of his or her obligations under his or her employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him or her in connection with any action, suit or proceeding to which he may be made a party by reason of being or having been a director, officer or employee of TransDigm or serving or having served any other enterprise as a director, officer or employee at TransDigm’s request.

TransDigm Group Incorporated	2026 Proxy Statement 59

Executive Compensation
CEO Pay Ratio
The SEC requires us to disclose the annual total compensation of each of Mr. Stein (our CEO during FY 2025) and our median employee, as well as the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Fiscal 2025 Summary Compensation Table). In FY 2025, Mr. Stein’s annual total compensation was $25,188,430. Our median employee’s annual total compensation was $68,247. The ratio of Mr. Stein’s annual total compensation to our median employee’s annual total compensation was 369:1.
In determining our median employee, we chose September 30, 2025, the date of our prior completed fiscal year. We identified the median employee by calculating total cash compensation (base salary, including overtime, and cash incentive compensation, where applicable) of all persons employed by us as of our FY 2025 year-end. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Similarly we did not rely on any material assumptions, adjustments (e.g. cost of living adjustments) or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for our median employee or Mr. Stein. Once we identified our median employee, we re-calculated such employee’s annual total compensation consistent with the Fiscal 2025 Summary Compensation Table for purpose of determining the ratio of Mr. Stein’s annual total compensation to such employee’s total compensation.
Pay Versus Performance
The SEC requires us to disclose the following pay versus performance information. The table below provides information concerning the relationship between compensation actually paid to certain years’ NEOs, calculated in accordance with SEC rules, and certain elements of TransDigm performance for FYs 2025, 2024, 2023, 2022 and 2021.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
			Average Summary Comp. Table Total for Non-PEO Named Executive Officers ($)(1)	Average Comp. Actually Paid to Non-PEO Named Executive Officers ($)(1)(3)	Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Comp. Table Total for PEO ($)(1)	Comp. Actually Paid to PEO ($)(1)(2)			Total Stockholder Return ($)	Peer Group Total Stockholder Return ($)(4)	Net Income ($ Millions)	EBITDA As Defined Dollars ($ Millions)(5)

2025	25,188,430	27,144,336	25,767,256	17,124,954	333.54	282.62	2,074	4,760
2024	21,432,369	173,869,469	17,833,657	50,445,266	311.63	181.73	1,715	4,173
2023	23,845,374	80,979,736	8,539,897	20,541,600	183.71	129.19	1,299	3,395
2022	18,709,996	2,210,189	6,683,966	(442,736)	114.35	105.57	867	2,646
2021	21,484,504	44,523,404	16,577,165	28,844,554	131.46	137.33	681	2,189
(1)Kevin M. Stein served as our principal executive officer (“PEO”) for 2021, 2022, 2023, 2024 and 2025. Our non-PEO NEOs included W. Nicholas Howley, Robert S. Henderson, Jorge L. Valladares III, Michael J. Lisman and Sarah L. Wynne for 2021, Jorge L. Valladares III, Michael J. Lisman, Sarah L. Wynne and Halle F. Martin for 2022, Sarah L. Wynne, Jorge L. Valladares III, Michael J. Lisman, Joel B. Reiss and Jessica L. Warren for 2023, Sarah L. Wynne, Michael J. Lisman, Joel B. Reiss and Jessica L. Warren for 2024 and Sarah L. Wynne, Michael J. Lisman, Joel B. Reiss and Patrick J. Murphy for 2025.

60 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation
(2)Compensation Actually Paid to our PEO reflects the following adjustments from “Total Compensation” reported in the Fiscal 2025 Summary Compensation Table (in dollars):

PEO	2025

Summary Compensation Table (“SCT”) Total for PEO (Column (b))	25,188,430
Less: Stock Award values reported in SCT	—
Less: Option Award values reported in SCT	(21,119,926)
Plus (Less): Change in fair value (from prior year-end to covered year-end) of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	500,791
Plus: Covered year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	20,643,841
Plus: Vesting date fair value of equity awards granted and vested in the covered year	—
Plus (Less): Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in the covered year	1,931,200
Less: Fair value as of prior year-end of equity awards granted in prior years that failed to vest in the covered year	—
Plus: Dollar value of dividends paid on equity awards in the covered year	—
Less: Aggregate change in actuarial present value of pension benefits	—
Plus: Service cost of pension benefits	—
Plus: Prior service cost of pension benefits	—
Compensation Actually Paid to PEO (Column (c))	27,144,336

(3)Average Compensation Actually Paid to our non-PEO NEOs reflects the following adjustments from average “Total Compensation” reported in the Fiscal 2025 Summary Compensation Table (in dollars):

NEO	2025

Average SCT Total for Non-PEOs (Column (d))	25,767,256
Less: Stock Award values reported in SCT	—
Less: Option Award values reported in SCT	(4,560,601)
Plus (Less): Change in fair value (from prior year-end to covered year-end) of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	(6,065,603)
Plus: Covered year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	3,776,796
Plus: Vesting date fair value of equity awards granted and vested in the covered year	385,236
Plus (Less): Change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in the covered year	(2,178,130)
Less: Fair value as of prior year-end of equity awards granted in prior years that failed to vest in the covered year	—
Plus: Dollar value of dividends paid on equity awards in the covered year	—
Less: Aggregate change in actuarial present value of pension benefits	—
Plus: Service cost of pension benefits	—
Plus: Prior service cost of pension benefits	—
Compensation Actually Paid to Non-PEOs (Column (e))	17,124,954
(4)Represents the cumulative total stockholder return of the S&P Aerospace & Defense Select Index, which we consider to be our peer group for purposes of the performance graph included in our Annual Reports on Form 10-K.
(5)For information regarding the calculation of EBITDA As Defined, see the “Compensation Discussion and Analysis” section of this proxy statement, plus Appendix A for a reconciliation of income from continuing operations to EBITDA As Defined.

TransDigm Group Incorporated	2026 Proxy Statement 61

Executive Compensation
Certain Relationships between Pay and Performance
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance table for each of 2025, 2024, 2023, 2022 and 2021, including (a) a comparison between our cumulative total stockholder return and the total stockholder return of the peer group reflected in the table above; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO NEOs and (2) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance table.

Relationship Between Compensation Actually Paid and Total Shareholder Return
Compensation Actually Paid (000s)
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
Total Shareholder Return
$400
$300
$200
$100
$0
$(100)
$(200)
$44,523
$28,845
$2,210
-$443
$80,980
$20,542
$173,869
$50,445
$27,144
$17,125
$137.33
$131.46
$114.35
$105.57
$183.71
$129.19
$311.63
$181.73
$333.54
$282.62
2021
2022
2023
2024
2025
Fiscal Year Ended September 30
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
TDG TSR
Peer Group TSR

Relationship Between Compensation Actually Paid and EBITDA As Defined
Compensation Actually Paid (000s)
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
EBITDA as Defined
$44,523
$28,845
$2,210
-$443
$80,980
$20,542
$173,869
$50,445
$27,144
$17,125
$2,189
$2,646
$3,395
$4,173
$4,760
2021
2022
2023
2024
2025
Fiscal Year Ended September 30
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
TDG EBITDA As Defined

62 2026 Proxy Statement	TransDigm Group Incorporated

Executive Compensation

Relationship Between Compensation Actually Paid and Net Income
Compensation Actually Paid (000s)
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
Net Income
$2,100
$1,800
$1,500
$1,200
$900
$600
$300
$0
-$300
-$600
$681
$867
$1,299
$1,715
$2,074
$44,523
$28,845
$2,210
-$443
$80,980
$20,542
$173,869
$50,445
$27,144
$17,125
2021
2022
2023
2024
2025
Fiscal Year Ended September 30
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
TDG Net Income

Tabular List of Financial Performance Measures
The following represent the most important financial performance measures used to link compensation actually paid for FY 2025 to TransDigm’s performance. Refer to the “Compensation Discussion and Analysis” section within this proxy statement for further details about these financial performance measures.
•AOP
•EBITDA As Defined dollars
•EBITDA As Defined margin

TransDigm Group Incorporated	2026 Proxy Statement 63

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TransDigm’s accounting, auditing, and financial reporting practices. Management has the responsibility for the preparation of TransDigm’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and TransDigm’s independent registered public accounting firm.
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
The Audit Committee reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee reviewed and discussed TransDigm’s audited financial statements for the fiscal year ended September 30, 2025 with management.
Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that TransDigm’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2025 for filing with the SEC.
The Audit Committee

Sean P. Hennessy, Chair	Jane M. Cronin	Michele L. Santana

64 2026 Proxy Statement	TransDigm Group Incorporated

Proposal Two
Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2026
The Audit Committee has re-appointed Ernst & Young LLP as TransDigm’s independent registered public accounting firm and as the auditors of TransDigm’s consolidated financial statements for FY 2026. The Audit Committee reviews the performance of the independent registered public accounting firm annually. In making the determination to re-appoint Ernst & Young LLP for FY 2026, the Audit Committee considered, among other factors, the independence and performance of Ernst & Young LLP, and the quality and candor of Ernst & Young LLP’s communications with the Audit Committee and management. Ernst & Young LLP has served as TransDigm’s independent registered public accounting firm since 2004.
At the annual meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as TransDigm’s independent registered public accounting firm for FY 2026. Although ratification of the Audit Committee’s appointment of Ernst & Young LLP is not required, we believe that stockholder ratification of the appointment is a good corporate governance practice. In the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. In such event, the Audit Committee may retain Ernst & Young LLP notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders.
Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of TransDigm and its stockholders. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if desired, and is expected to be available to respond to appropriate questions.
Fees Paid to the Independent Registered Public Accounting Firm
The following table shows the fees billed by TransDigm’s independent registered public accounting firm for the fiscal years ended September 30, 2025 and September 30, 2024.

	FY 2025 ($)	FY 2024 ($)

Audit Fees (1)	7,795,000	8,615,000
Audit-Related Fees (2)	105,000	61,000
Tax Fees (3)	1,440,000	1,588,000
All Other Fees (4)	10,000	10,000
(1)Audit fees are fees for professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, certain statutory audits required for our international subsidiaries and reviews of our quarterly consolidated financial statements, and other SEC filings.
(2)Audit-related fees include M&A due diligence, employee benefit plans and other agreed-upon procedures and attestation engagements.
(3)Tax fees include professional services rendered for tax compliance and tax advisory services. These services include the review of certain tax returns, tax audit assistance and legal entity restructuring.
(4)All other fees include publications and online subscriptions/content.

TransDigm Group Incorporated	2026 Proxy Statement 65

Audit Committee Pre-Approval Policy
The Audit Committee must pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.
Although the Audit Committee may select our independent auditors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as TransDigm’s independent auditors. Abstentions will have the same effect as a vote against the proposal. Ratification of the Audit Committee’s selection of TransDigm’s independent auditors is a “routine” matter so there should be no broker non-votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2

66 2026 Proxy Statement	TransDigm Group Incorporated

Proposal Three
Approval, on an Advisory Basis, of the Compensation
of Our NEOs
Our executive compensation program is designed to motivate and reward exceptional performance. We believe that the compensation of our NEOs appropriately reflects and rewards their significant contributions to TransDigm’s strong performance over the long-term and short-term.
TransDigm has made significant enhancements to its compensation program over the last few years including not exercising discretion in payouts or vesting, enhancing disclosure, implementing new retirement language in option awards, refreshing its peer group, changing its NEO option granting practices, increasing stock ownership guidelines, incorporating double trigger change in control provisions for NEO options, adopting a clawback policy and enacting strike price reduction in lieu of cash dividend equivalent payments for directors. In 2025, TransDigm has continued its strong compensation practices.
As required pursuant to Section 14A of the Exchange Act, the following proposal provides stockholders the opportunity to cast a Say-on-Pay vote by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee expect to consider the results of the vote when making future compensation decisions for TransDigm’s NEOs.
“RESOLVED, that the stockholders approve the compensation of TransDigm’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”
The approval of NEO compensation is an advisory vote; however, the Board and the Compensation Committee will consider the affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to TransDigm’s NEOs. Say-on-Pay voting is conducted annually, and we expect to hold our next Say-on-Pay vote at our 2027 Annual Meeting of stockholders (the “2027 Annual Meeting”). Broker non-votes will not have a positive or negative effect on the outcome of the proposal because they are not entitled to vote on the proposal. Abstentions will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3

TransDigm Group Incorporated	2026 Proxy Statement 67

Other Matters
TransDigm knows of no other matters to be submitted to stockholders at the annual meeting, other than the proposals identified in this proxy statement. If any other matters properly come before stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

68 2026 Proxy Statement	TransDigm Group Incorporated

Other Information
This section includes information about stock ownership and other general information.
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding the beneficial ownership of TransDigm common stock as of the record date, January 9, 2026, with respect to each person known to TransDigm to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (#)	Percentage of Class (5) (%)

Capital International Investors(2) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	6,489,193	11.5%
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	6,790,800	12.0%
Capital World Investors (3) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	3,938,687	7.0%
BlackRock, Inc. (4) 50 Hudson Yards New York, NY 10001	2,918,533	5.2%
(1)Information obtained from a 13F filed November 7, 2025 by The Vanguard Group Inc, reporting holdings as of September 30, 2025. The Vanguard Group, Inc. has shared voting power over 336,315 shares.
(2)Information obtained from a Form 13F filed November 13, 2025 reporting holdings as of September 30, 2025. Capital International Investors has sole voting power over 6,481,731 shares.
(3)Information obtained from a Form 13F filed by Capital World Investors on November 13, 2025 reporting holdings as of September 30, 2025. Capital World Investors has sole voting power over 3,939,246 shares.
(4)Information obtained from a Schedule 13F filed by BlackRock, Inc. on November 12, 2025. Black Rock, Inc. has sole voting power over 3,805,827 shares.
(5)Percentage of ownership is based on 56,452,336 shares of common stock of TransDigm outstanding as of the record date, January 9, 2026.

TransDigm Group Incorporated	2026 Proxy Statement 69

Other Information
General Information Regarding the 2026 Annual Meeting
of Stockholders
Date & Time, Location, and Record Date

Date & Time Thursday, March 5, 2026 9:00 a.m., Eastern time	Location 1350 Euclid Avenue, Suite 1600 Cleveland, Ohio 44115	Record Date January 9, 2026
The record date for the annual meeting is January 9, 2026. Only stockholders of record as of the close of business on this date are entitled to vote at the annual meeting.
You are invited to vote on the proposals described in this proxy statement if you were a TransDigm stockholder on the record date.
TransDigm is soliciting proxies for use at the annual meeting, including any postponements or adjournments.
How do I Attend the Annual Meeting?
The annual meeting will be held at the TransDigm’s principal executive offices, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115 on Thursday, March 5, 2026, at 9:00 a.m. Eastern time. For directions to the annual meeting, contact our Investor Relations department at 216-706-2945.
Only stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. If you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.
Even if you plan on attending the annual meeting, please vote in advance on the internet, by phone or by completing and returning your proxy card to ensure that your vote will be represented at the annual meeting.
How are Proxy Materials Delivered?
These proxy materials were first sent or made available to stockholders on January 23, 2026, and include:
•    The Notice of 2026 Annual Meeting of stockholders
•    This proxy statement for the annual meeting
•    TransDigm’s Annual Report on Form 10-K for the year ended September 30, 2025
If you received printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the annual meeting.
TransDigm uses the internet as the primary means of furnishing proxy materials to stockholders. We are sending a Notice of Internet Availability of Proxy Materials to our stockholders with instructions on how to access the proxy materials online or request a printed copy of the materials.
Stockholders may follow the instructions in the Notice of Internet Availability of Proxy Materials to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.
Our proxy materials are also available at www.transdigm.com/investor-relations.

70 2026 Proxy Statement	TransDigm Group Incorporated

Other Information
Eliminating Duplicate Mailings
We have adopted a procedure called “householding” whereby we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement and the annual report to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of the stockholders. This procedure reduces the environmental impact of our annual meetings, reduces the volume of duplicate information stockholders receive and reduces printing and mailing costs. stockholders who participate in householding will continue to receive separate proxy cards. Upon request, TransDigm will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement and the annual report to any stockholder that elects not to participate in householding. To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this proxy statement or the annual report, or separate copies of any future notice, proxy statement, or annual report, you may write or call:
TransDigm Investor Relations
1350 Euclid Avenue, Suite 1600
Cleveland, Ohio 44115
Phone: (216) 706-2945
Email: ir@transdigm.com
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.
How Many Votes Must be Present in Order to Hold the Annual Meeting?
Holders of a majority of the shares entitled to vote at the annual meeting must be present at the annual meeting or represented by proxy for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum if you have properly voted by proxy prior to the annual meeting or you are entitled to vote and present at the annual meeting. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the annual meeting and reconvene at a later date.
Who Pays for This Proxy Solicitation?
TransDigm is paying the costs of the solicitation of proxies. We have retained Okapi Partners LLC to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the annual meeting. We have agreed to pay Okapi Partners LLC a fee of approximately $26,500 plus out-of-pocket expenses. In addition to solicitations by mail, the proxy solicitor and directors, officers, and employees of TransDigm and its subsidiaries, without additional compensation, may solicit proxies on TransDigm’s behalf in person, by phone, or by electronic communication.
Who is Entitled to Vote at the Annual Meeting?
Each share of TransDigm common stock is entitled to one vote on each proposal. Only “stockholders of record” as of the close of business on the record date are entitled to vote at the annual meeting. As of the record date, there were 56,452,336 shares of TransDigm common stock issued and outstanding. In addition to stockholders of record of TransDigm common stock, “beneficial owners of shares held in street name” as of the record date can vote using the methods described below.
Stockholders of Record. If your shares are registered directly in your name with TransDigm’s transfer agent, Computershare Trust Company, N.A., you are the stockholder of record with respect to those shares.
Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual stockholders are beneficial owners of shares held in street name.

TransDigm Group Incorporated	2026 Proxy Statement 71

Other Information
How Can I Vote My Shares?
There are three ways to vote:
•    Online Prior to the Annual Meeting. If you are a stockholder of record, you may vote by proxy by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability or proxy card. If you are a beneficial owner of shares held in street name, the availability of online voting may depend on the voting procedures of the organization that holds your shares. Your internet vote must be received by 11:59 p.m. Eastern time on Wednesday, March 4, 2026.
•    Phone. If you are a stockholder of record, you may vote by proxy by calling 1-800-690-6903. You will need the control number found in your Notice of Internet Availability or proxy card. If you are a beneficial owner of shares held in street name, the availability of telephone voting may depend on the voting procedures of the organization that holds your shares. Your telephone vote must be received by 11:59 p.m. Eastern time on Wednesday, March 4, 2026.
•    Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided. If you are a beneficial owner of shares held in street name, you should complete the voting instruction card provided to you by your broker or nominee.
All shares represented by valid proxies received prior to the taking of the vote at the annual meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. Even if you plan on attending the annual meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the annual meeting.
What Can I do if I Change My Mind After I Vote?
If you give a proxy, you may revoke it at any time by giving written notice to TransDigm at its principal address, by submitting a later dated proxy or by giving notice at the annual meeting. Your presence at the annual meeting, without any further action, will not revoke your previously granted proxy.
What Happens if I Return my Proxy but Fail to Vote on Each Proposal?
Stockholders of Record. If you are a stockholder of record and you indicate when voting online or by phone that you wish to vote as recommended by the Board or you sign and return a proxy statement without giving specific voting instructions then the persons named as proxy holders, Sarah L. Wynne and Michael Lisman, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the annual meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters but cannot vote on “non-routine” matters. Proposal 2 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2026) is a routine matter. A broker or other nominee may generally vote in their discretion on routine matters and therefore no broker non-votes are expected in connection with Proposal 2. Proposal 1 (the election of ten director nominees to our Board of Directors) and Proposal 3 (approval, on an advisory basis, of the compensation of our NEOs) are non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals 1 and 3.

72 2026 Proxy Statement	TransDigm Group Incorporated

Delinquent Section 16(a)
Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons beneficially holding more than 10% of the Company’s outstanding common shares to file statements reporting their initial beneficial ownership of common shares, and any subsequent changes in beneficial ownership, with the SEC by specified due dates that have been established by the SEC. Based solely upon the Company’s review of (a) Section 16(a) statements filed on behalf of these persons for their respective transactions during the Company’s 2025 fiscal year and (b) representations received from these persons that no other Section 16(a) statements were required to be filed by them for their respective transactions during the Company’s 2025 fiscal year, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10% of the Company’s outstanding common shares were complied with during the Company’s 2025 fiscal year, except for the following: Joel Reiss filed a Form 4 one day late on February 25, 2025 reflecting the exercise of options to purchase 3,000 shares and subsequent sale of those shares on February 20, 2025.

TransDigm Group Incorporated	2026 Proxy Statement 73

Stockholder Proposals
for the 2027 Annual Meeting
Stockholder Proposal for Inclusion in the Proxy Statement
If a stockholder wants to submit, in accordance with SEC Rule 14a-8, a proposal for inclusion in our proxy statement and form of proxy for presentation at TransDigm’s 2027 Annual Meeting, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by TransDigm at our principal executive offices at the address below by September 25, 2026.
Stockholder Proposal Not Included in the Proxy Statement
If a stockholder wants to propose any matter for consideration of the stockholders at the 2027 Annual Meeting other than a matter brought pursuant to SEC Rule 14a-8, our Bylaws require the stockholder to notify our Secretary in writing at TransDigm’s principal executive offices between December 5, 2026 to January 4, 2027. If a stockholder submits such a proposal after January 4, 2027, the presiding officer at the 2027 Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after January 4, 2027, the proxies designated by the Board may exercise their discretionary voting authority with respect to any such proposal, without discussing the proposal in our proxy materials.
Director Nomination for Inclusion in the Proxy Statement
TransDigm’s Bylaws provide proxy access to eligible stockholders. The proxy access bylaw provides that a stockholder, or group of up to 20 stockholders, that owns 3% or more of TransDigm’s outstanding common stock continuously for at least three years may submit director nominees for up to the greater of two directors or 20% of the Board seats provided that the stockholder and nominees satisfy the requirements specified in Article III, Section 4 of our Bylaws (a “proxy access director nomination”). A stockholder’s notice of a proxy access director nomination must be delivered to TransDigm at its principal executive offices between August 26, 2026 to September 25, 2026.
Director Nominations Not Included in Proxy Statement
If a stockholder does not meet the requirements for a proxy access director nomination, the stockholder may still nominate a director if the stockholder complies with certain procedures set forth in TransDigm’s Bylaws. These procedures provide that nominations for director must be submitted in writing to the Secretary of TransDigm at its principal executive offices. TransDigm must receive the notice of a stockholder’s intention to introduce a nomination at TransDigm’s 2027 Annual Meeting between November 5, 2026 to December 5, 2026. If a stockholder makes a director nomination that meets the requirements of the Bylaws but is not a proxy access director nomination, that nomination will not be discussed in our proxy materials.
The specific requirements and procedures for stockholder proposals, director nominations, and proxy access director nominations are set forth in our Bylaws. TransDigm reserves the right to reject, rule out of order, or to take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.
In addition to satisfying the requirements under TransDigm’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than TransDigm’s nominees must provide notice that sets forth any additional information required by SEC Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of common stock representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees) no later than January 4, 2027.
Notices of intention to present proposals, nominate directors, or solicit proxies at the 2027 Annual Meeting, and all supporting materials required by our Bylaws, must be submitted to our principal executive offices c/o Secretary.

74 2026 Proxy Statement	TransDigm Group Incorporated

Appendix A
Non-GAAP Supplemental Information
EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income and Adjusted Earnings Per Share are non-GAAP financial measures presented in this proxy statement as supplemental disclosures to income from continuing operations and reported results. TransDigm Group defines “EBITDA” as earnings before interest, taxes, depreciation and amortization, and defines “EBITDA As Defined” as EBITDA plus certain non-operating items recorded as corporate expenses, including non-cash compensation charges incurred in connection with TransDigm Group's stock incentive or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition and divestiture transaction-related expenses, and refinancing costs. Acquisition and divestiture-related costs represent accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into the Company’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs for both acquisitions and divestitures comprising deal fees; legal, financial and tax diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments. TransDigm Group defines “Adjusted Net Income” as income from continuing operations plus purchase accounting backlog amortization expense, effects from the sale on businesses, non-cash compensation charges incurred in connection with TransDigm Group's stock incentive or deferred compensation plans, foreign currency gains and losses, acquisition-integration costs, acquisition and divestiture transaction-related expenses, and refinancing costs. “EBITDA As Defined margin” represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines “Adjusted Earnings Per Share” as Adjusted Net Income divided by the total outstanding shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income and Adjusted Earnings Per Share, please see the attached “Reconciliations of Non-GAAP Measures to Most Directly Comparable U.S. GAAP Measures.”
TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses Adjusted Net Income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.
None of EBITDA, EBITDA As Defined, EBITDA As Defined margin, Adjusted Net Income or Adjusted Earnings Per Share is a measurement of financial performance under U.S. GAAP and such financial measures should not be considered as an alternative to income from continuing operations, income from operations, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with U.S. GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with U.S. GAAP. Some of these limitations are:
1.neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements, necessary to service interest payments on our indebtedness;
2.although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;
3.the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;
4.neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and
5.EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

TransDigm Group Incorporated	2026 Proxy Statement A-1

Appendix A
Reconciliations of Non-GAAP Measures to Most Directly Comparable U.S. GAAP Measures

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND EBITDA AS DEFINED
	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
	($) (in millions)

Net sales	$52	$57	$63	$78	$111	$131	$151	$201	$249	$293	$301	$374	$435	$593	$714

Income (loss) from continuing operations	$(5)	$—	$1	$3	$14	$(17)	$11	$14	$31	$(76)	$14	$35	$25	$89	$133
Depreciation and amortization expense	7	7	7	6	7	6	7	9	13	10	18	17	16	24	25
Interest expense, net	5	5	5	3	3	23	28	32	37	43	75	80	77	92	93
Income tax provision (benefit)	(2)	—	2	5	13	(2)	8	9	17	(45)	6	23	16	53	74
Warrant put value adjustment	1	1	2	5	7	—	—	—	—	—	—	—	—	—	—
Extraordinary item	—	—	—	2	—	—	—	—	—	—	—	—	—	—	—
EBITDA	6	13	17	24	44	10	54	64	98	(68)	113	155	134	258	325

Merger expense	—	—	—	—	—	40	—	—	—	176	—	—	—	—	—
Refinancing costs	—	—	—	—	—	—	—	—	—	—	—	—	49	—	—
Acquisition and divestiture transaction-related costs	4	—	—	1	—	1	—	8	—	15	20	2	1	9	2
Non-cash compensation and deferred compensation costs	—	—	—	—	—	—	—	—	—	1	6	7	1	6	6
One-time special bonus	—	—	—	—	—	—	—	—	—	—	—	—	6	—	—
COVID-19 pandemic restructuring costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Gain on sale of businesses	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Public offering costs	—	—	—	—	—	—	—	—	—	—	—	—	3	2	—
EBITDA As Defined	$10	$13	$17	$25	$44	$51	$54	$72	$98	$124	$139	$164	$194	$275	$333
EBITDA As Defined Margin	19.2%	22.8%	27.0%	32.1%	39.6%	38.9%	35.8%	35.8%	39.4%	42.3%	46.2%	43.9%	44.6%	46.4%	46.6%

A-2 2026 Proxy Statement	TransDigm Group Incorporated

Appendix A
Reconciliations of Non-GAAP Measures to Most Directly Comparable U.S. GAAP Measures (Cont.)

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA AND EBITDA AS DEFINED
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
	($) (in millions)

Net sales	$762	$828	$1,206	$1,700	$1,924	$2,373	$2,707	$3,171	$3,504	$3,811	$5,223	$5,103	$4,798	$5,429	$6,585	$7,940	$8,831

Income (loss) from continuing operations	$163	$163	$152	$325	$303	$307	$447	$586	$629	$962	$841	$653	$681	$866	$1,299	$1,715	$2,074
Depreciation and amortization expense	28	30	61	68	73	96	94	122	141	129	226	283	253	253	268	312	367
Interest expense, net	84	112	185	212	271	348	419	484	602	663	859	1,029	1,059	1,076	1,164	1,286	1,572
Income tax provision (benefit)	88	88	77	163	146	142	189	182	209	24	222	87	34	261	417	500	555
Warrant put value adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Extraordinary item	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
EBITDA	363	393	475	768	793	893	1,149	1,374	1,581	1,778	2,148	2,052	2,027	2,456	3,148	3,813	4,568

Merger expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Refinancing costs	—	—	72	—	30	132	18	16	40	6	3	28	37	1	56	58	11
Acquisition and divestiture transaction-related costs	6	12	30	19	26	21	37	57	31	29	169	31	35	18	18	70	42
Non-cash compensation and deferred compensation costs	6	7	13	22	49	26	32	48	46	59	93	93	130	184	157	217	157
One-time special bonus	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
COVID-19 pandemic restructuring costs	—	—	—	—	—	—	—	—	—	—	—	54	40	—	—	—	—
Gain on sale of businesses	—	—	—	—	—	—	—	—	—	—	—	—	(69)	(7)	—	—	—
Other	—	—	—	—	2	1	(2)	—	13	5	6	20	(11)	(6)	16	15	(18)
Public offering costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
EBITDA As Defined	$375	$412	$590	$809	$900	$1,073	$1,234	$1,495	$1,711	$1,877	$2,419	$2,278	$2,189	$2,646	$3,395	$4,173	$4,760
EBITDA As Defined Margin	49.2%	49.8%	48.9%	47.6%	46.8%	45.2%	45.6%	47.1%	48.8%	49.3%	46.3%	44.6%	45.6%	48.7%	51.6%	52.6%	53.9%

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
													2021	2022	2023	2024	2025
													($) (in millions)

Income from continuing operations													$681	$866	$1,299	$1,715	$2,074
Gross adjustments from EBITDA to EBITDA As Defined													162	190	247	360	192
Purchase accounting backlog amortization													11	7	4	13	21
Tax adjustment													(146)	(65)	(73)	(122)	(116)

Adjusted Net Income													$708	$998	$1,477	$1,966	$2,171

Weighted-average shares outstanding under the two-class method													58.4	58.2	57.2	57.8	58.2

Adjusted Earnings Per Share													$12.13	$17.14	$25.84	$33.99	$37.33

TransDigm Group Incorporated	2026 Proxy Statement A-3

TRANSDIGM GROUP INC.

TRANSDIGM GROUP INCORPORATED
1350 EUCLID AVENUE, STE 1600
CLEVELAND, OH 44115

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on March 4, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on March 4, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSDIGM GROUP INCORPORATED

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Ten Director Nominees to our Board of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David A. Barr
02) Jane M. Cronin
03) Michael Graff
04) Sean P. Hennessy
05) W. Nicholas Howley
06) Michael J. Lisman
07) Gary E. McCullough
08) Peter J. Palmer
09) Michele L. Santana
10) Robert J. Small

The Board of Directors recommends you vote FOR Proposals 2 and 3.

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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TRANSDIGM GROUP INCORPORATED
Annual Meeting of Stockholders
March 5, 2026 9:00 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael J. Lisman and Sarah L. Wynne, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 9, 2026 at the Annual Meeting of Stockholders to be held at 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio, 44115, on March 5, 2026, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 23, 2026 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect each of the ten director nominees listed in "Election of Directors" in Proposal 1, will vote "FOR" Proposal 2 (ratification of the appointment of the independent registered public accounting firm), and will vote "FOR" Proposal 3 (approval, on an advisory basis, of the compensation of our named executive officers).

Continued and to be signed on reverse side

k

TRANSDIGM
GROUP INC.

TRANSDIGM GROUP INCORPORATED
1350 EUCLID AVENUE, STE 1600
CLEVELAND, OH 44115

Your **Vote** Counts!

TRANSDIGM GROUP INCORPORATED

2026 Annual Meeting
Vote by March 4, 2026
11:59 PM ET

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You invested in TRANSDIGM GROUP INCORPORATED and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy materials for the stockholder meeting to be held on March 5, 2026.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to February 19, 2026. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote in Person at the Meeting*

March 5, 2026
9:00 AM ET

1350 Euclid Avenue
Suite 1600
Cleveland, Ohio 44115

*Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Ten Director Nominees to our Board of Directors **Nominees:** 01) David A. Barr 02) Jane M. Cronin 03) Michael Graff 04) Sean P. Hennessy 05) W. Nicholas Howley 06) Michael J. Lisman 07) Gary E. McCullough 08) Peter J. Palmer 09) Michele L. Santana 10) Robert J. Small	For
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2026.	For
3. Approval, on an advisory basis, of the compensation of our named executive officers.	For

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”.

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